TBS INTERNATIONAL LIMITED & SUBSIDIARIES                       EXHIBIT 10.1

Date March 29, 2007

ARGYLE MARITIME CORP.
CATON MARITIME CORP.
DORCHESTER MARITIME CORP.
LONGWOODS MARITIME CORP.
McHENRY MARITIME CORP.
SUNSWYCK MARITIME CORP.
as Joint and Several Obligors

-and-

THE ROYAL BANK OF SCOTLAND PLC
as Issuer

___________________________________________

GUARANTEE FACILITY AGREEMENT
___________________________________________

relating to
a US$84,000,000 guarantee facility

INDEX

ClausePage

1 INTERPRETATION

2 GUARANTEE FACILITY

3 REDUCTION OF GUARANTEES

4 SETTLEMENT OF GUARANTEES

5 INDEMNITY OF THE OBLIGORS

6 DEFAULT INTEREST

7 CONDITIONS PRECEDENT

8 REPRESENTATIONS AND WARRANTIES

9 GENERAL UNDERTAKINGS AND FINANCIAL COVENANTS

10 CORPORATE UNDERTAKINGS

11 PAYMENTS AND CALCULATIONS

12 APPLICATION OF RECEIPTS

13 EVENTS OF DEFAULT

14 FEES AND EXPENSES

15 INDEMNITIES

16 NO SET-OFF OR TAX DEDUCTION

17 ILLEGALITY, ETC

18 INCREASED COSTS

19 SET-OFF

20 TRANSFERS AND CHANGES IN ISSUING OFFICE

21 VARIATIONS AND WAIVERS

22 NOTICES

23 JOINT AND SEVERAL LIABILITY

24 SUPPLEMENTAL

25 LAW AND JURISDICTION

SCHEDULE 1 GUARANTEE ISSUE REQUEST

SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS

SCHEDULE 3 FINANCIAL COVENANTS

SCHEDULE 4 FORM OF COMPLIANCE CERTIFICATE

EXECUTION PAGE

APPENDIX A FORM OF DELIVERY SECURITY ASSIGNMENT

APPENDIX B FORM OF CORPORATE GUARANTEE

APPENDIX C FORM OF GUARANTEE

APPENDIX D FORM OF INTERCREDITOR AGREEMENT

Watson, Farley & Williams
London

THIS AGREEMENT is made on March 29, 2007

BETWEEN

(1)	ARGYLE MARITIME CORP., CATON MARITIME CORP., DORCHESTER MARITIME CORP., LONGWOODS MARITIME CORP., McHENRY MARITIME CORP. and SUNSWYCK MARITIME CORP., as Joint and Several Obligors; and

(2)	THE ROYAL BANK OF SCOTLAND PLC, as Issuer

BACKGROUND

The Issuer has agreed to make available to the Obligors a guarantee facility of up to $84,000,000 to provide performance guarantees in relation to the payment of the second, third and fourth scheduled stage payments payable under the shipbuilding contracts for each of six newbuilding multipurpose carriers to be built at Yahua Shipyard, China having hull nos. NYHS200720, NYHS200721, NYHS200722, NYHS200723, NYHS200724 and NYHS200725.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Approved Managers” means, Roymar Ship Management Inc., a company incorporated under the laws of New York and having a place of business at 612 East Grassy Sprain Road, Yonkers, New York 10710, USA or such other company as the Issuer may from time to time approve as manager of the Ships;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	30 April 2007 (or such later date as the Issuer may agree with the Obligors); or

(b)	if earlier, the date on which the Commitment is fully cancelled or terminated;

“Available Commitment” means, at any time, the Commitment less the Outstandings at that time;

“Bank of America Facilities” means the credit facilities made available to Albermarle Maritime Corp and others pursuant to the credit agreement dated 31 July 2006 made between Albermarle Maritime Corp, the Corporate Guarantor, Bank of America N.A. and others;

“Builder” means Nantong Yahua Shipbuilding Co. Ltd., a corporation organised and existing under the laws of the People’s Republic of Chins, having its registered office at 1 Hongzha Road, Jiuweigang, Nantong Jiangsu P.C. 226 361, The People’s Republic of China;

“Business Day” means a day on which banks are open for general business in London and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“China Communications” means China Communications Construction Company Ltd, a corporation organised and existing under the laws of the People’s Republic of China, having its registered office at No. C88, An Ding Men Wai Street, Beijing 100011, the People’s Republic of China;

“Commitment” means $84,000,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Contract Price” means, in relation to each Ship, the aggregate amount payable to the Seller pursuant to the terms of the Shipbuilding Contract for such Ship being in each case $35,420,000;

“Contractual Currency” has the meaning given in Clause 15.4;

“Corporate Guarantee” means a guarantee in the form set out in Appendix B;

“Corporate Guarantor” means TBS International Limited, a company incorporated under the laws of Bermuda having its principal office at Suite 306, Commerce Building, One Chancery Lane, Hamilton HM12, Bermuda;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Event of Default” means any of the events or circumstances described in Clause 13.1;

“Fee Letter” means any letter dated on or about the date of this Agreement between the Issuer and the Obligors setting out any fees referred to in Clause 14.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Corporate Guarantee;

(c)	the Pre-delivery Security Assignments; and

(d)	the Fee Letter;

(e)	the Intercreditor Agreement; and

(f)
any other document (whether creating a Security Interest or not) which is executed at any time by the Obligor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Issuer under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)
under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor (other than normal trade credit not exceeding 180 days);

(e)
under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Guarantee” means each guarantee issued or to be issued in favour of the Seller substantially in the form set out in Appendix C;

“Guarantee Issue Date” means, in relation to a Guarantee, the date requested by the relevant Obligor for the Guarantee to be issued or (as the context requires) the date on which the Guarantee is actually issued;

“Guarantee Issue Request” means, in relation to a Guarantee, a notice in the form of Schedule 1 (or in any other form which the Issuer approves or reasonably requires);

“Guaranteed Obligations” means, in relation to a Guarantee, the actual and contingent, certain and future obligations and liabilities owed by the relevant Obligor to the Seller and secured by the Guarantee;

“Intercreditor Agreement” means the intercreditor agreement executed or to be executed between the Obligors, the Issuer and the Security Trustee in the form set out in Appendix D;

“Issuer” means The Royal Bank of Scotland plc, acting through the Shipping Business Centre, 5-10 Great Tower Street, London EC3R 3HX (or through another branch or office notified to the Issuer under Clause 20.6) or its direct or indirect successor or assign;

“LIBOR” means, for any period for which a rate of interest is to be determined under this Agreement:

(a)
the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, that period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation Date for that period (and, for the purposes of this Agreement, “REUTERS BBA Page LIBOR 01” means the display designated as “REUTERS BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace REUTERS BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)
if no rate is quoted on REUTERS BBA Page LIBOR 01 the rate per annum determined by the Issuer to be the rate at which deposits in Dollars are offered to the Issuer by leading banks in the London Interbank Market at the Issuer’s request at or about 11.00 a.m. (London time) on the Quotation Date for that period for a period equal to that period and for delivery on the first Business Day of it;

“Loan Agreement” means the loan agreement of even date herewith made between (among others) the Obligors as joint and several borrowers, the banks and financial institutions listed in the Schedule 1 thereto as lenders and the Security Trustee relating to a loan facility of up to $150,000,000;

“Obligor A” means Argyle Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Obligor B” means Caton Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Obligor C” means Dorchester Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Obligor D” means Longwoods Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Obligor E” means McHenry Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Obligor F” means Sunswyck Maritime Corp., being a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960;

“Obligors” means together Obligor A, Obligor B, Obligor C, Obligor D, Obligor E and Obligor F and, in the singular, means any of them;

“Other Pre-delivery Security Assignments” means the Pre-delivery Security Assignments as defined in the Loan Agreement;

“Outstanding Guarantee Amount” means, in relation to a Guarantee, the maximum amount for which the Guarantee was issued less the aggregate amount of all reductions to it which have been made in accordance with the provisions of Clause 3.1;

“Outstandings” means, at any time, the aggregate of the Outstanding Guarantee Amounts;

“Overall Agreement” means the overall agreement dated 24 February 2007 relating to the Shipbuilding Contracts and made between the Corporate Guarantor and the Seller;

“Payment Currency” has the meaning given in Clause 15.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents and Other Pre-delivery Security Assignments;

(b)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the relevant Obligor is actively prosecuting or defending such proceedings or arbitration in good faith; and

(c)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination (where required) of the Issuer and/or the satisfaction of any other condition, would constitute an Event of Default;

“Pre-delivery Security Assignment” means, in relation to each Shipbuilding Contract and corresponding Refund Guarantees, an assignment of the relevant Obligor’s rights under such Shipbuilding Contract and Refund Guarantees to be executed by the relevant Obligor in favour of the Issuer in the form set out in Appendix A;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period;

“Refund Guarantee” means, in relation to each Ship each refund guarantee issued by the Refund Guarantor in favour of the relevant Obligor pursuant to the Shipbuilding Agreement in respect of such Ship;

“Refund Guarantor” means Bank of Communications acting through its branch at 33 Jin Rong Da Jie, Xichang District, Beijing 100032, The People's Republic of China;

“Relevant Person” has the meaning given in Clause 13.7;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or assignment by way of security or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Corporate Guarantor and any other person who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents” (but for the avoidance of doubt “Security Party” shall not include the Issuer and the creditor parties under the Loan Agreement);

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Issuer notifies the Obligors and the Security Parties that:

(a)	all amounts which have become due for payment by the Obligors or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	none of the Obligors nor any Security Party has any future or contingent liability under Clause 14, 15 or 16 or any other provision of this Agreement or another Finance Document;

(d)
the Issuer does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of an Obligor or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document; and

(e)	each Guarantee has been returned to the Issuer by the Seller endorsed to the effect that it is cancelled;

“Security Trustee” means The Royal Bank of Scotland plc acting in the capacity of security trustee in relation to the Loan Agreement and the loan facility to be made available thereunder;

“Seller” means together China Communications and the Builder;

“Settlement Amount” means, in relation to a Guarantee, the amount payable or as the case may be paid by the Issuer to the Seller in respect of the Guarantee;

“Settlement Date” means, in relation to a Guarantee, the date on which payment of the Settlement Amount is due to the Seller in respect of the Guarantee;

“Ship A” means the multipurpose bulk carrier of about 35,000 dwt having Builder’s Hull No. NYHS200720 to be constructed and sold by the Seller and to be purchased by Obligor A pursuant to the relevant Shipbuilding Contract;

“Ship B” means the multipurpose bulk carrier of about 35,000 dwt having Builder’s Hull No. NYHS200721 to be constructed and sold by the Seller and to be purchased by Obligor B pursuant to the relevant Shipbuilding Contract;

“Ship C” means the multipurpose bulk carrier of about 35,000 dwt having Builder’s Hull No. NYHS200722 to be constructed and sold by the Seller and to be purchased by Obligor C pursuant to the relevant Shipbuilding Contract;

“Ship D” means the multipurpose bulk carrier of about 35,000 dwt having Builder’s Hull No. NYHS200723 to be constructed and sold by the Seller and to be purchased by Obligor D pursuant to the relevant Shipbuilding Contract;

“Ship E” means the multipurpose bulk carrier of about 35,000 dwt having Builder’s Hull No. NYHS200724 to be constructed and sold by the Seller and to be purchased by Obligor E pursuant to the relevant Shipbuilding Contract;

“Ship F” means the multipurpose bulk carrier of about 35,000 dwt having Builder’s Hull No. NYHS200725 to be constructed and sold by the Seller and to be purchased by Obligor F pursuant to the relevant Shipbuilding Contract;

“Shipbuilding Contract” means, in relation to Ship A, the shipbuilding contract dated 24 February 2007 made between the Seller and Obligor A in respect of such Ship, in relation to Ship B, the shipbuilding contract dated 24 February 2007 made between the Seller and Obligor B in respect of such Ship, in relation to Ship C, the shipbuilding contract dated 24 February 2007 made between the Seller and Obligor C in respect of such Ship, in relation to Ship D, the shipbuilding contract dated 24 February 2007 made between the Seller and Obligor D in respect of such Ship, in relation to Ship E, the shipbuilding contract dated 24 February 2007 made between the Seller and Obligor E in respect of such Ship and, in relation to Ship F, the shipbuilding contract dated 24 February 2007 made between the Seller and Obligor F in respect of such Ship and in each case, as supplemented by the Overall Agreement;

“Ships” means together Ship A, Ship B, Ship C, Ship D, Ship E and Ship F and, in the singular, means any of them; and

“Termination Date” means:

(a)	in relation to the Guarantee to be issued in respect of Ship A, 28 February 2010;

(b)	in relation to the Guarantee to be issued in respect of Ship B, 31 August 2010;

(c)	in relation to the Guarantee to be issued in respect of Ship C, 31 January 2011;

(d)	in relation to the Guarantee to be issued in respect of Ship D, 31 May 2011;

(e)	in relation to the Guarantee to be issued in respect of Ship E, 30 March 2011; and

(f)	in relation to the Guarantee to be issued in respect of Ship F, 31 July 2011.

1.2	Construction of certain terms. In this Agreement:

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“expense” means any order or decree, any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation, directive, decision or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4; and

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

1.3
Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)  P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)
references in Clause 1.1 to a Finance Document or any other document being in the form of a particular appendix include references to that form with any modifications to that form which the Issuer approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	GUARANTEE FACILITY

2.1
Availability of guarantee facility. Subject to the other provisions of this Agreement, the Issuer shall make available to the Obligors a guarantee facility in an amount of $84,000,000 which shall be made available by the following Guarantees:

(a)
a Guarantee in an amount not exceeding $14,000,000 as a performance guarantee in favour of the Seller to secure the second, third and fourth instalments of the Contract Price due from the relevant Obligor under the Shipbuilding Contract for Ship A;

(b)
a Guarantee in an amount not exceeding $14,000,000 as a performance guarantee in favour of the Seller to secure the second, third and fourth instalments of the Contract Price due from the relevant Obligor under the Shipbuilding Contract for Ship B;

(c)
a Guarantee in an amount not exceeding $14,000,000 as a performance guarantee in favour of the Seller to secure the second, third and fourth instalments of the Contract Price due from the relevant Obligor under the Shipbuilding Contract for Ship C;

(d)
a Guarantee in an amount not exceeding $14,000,000 as a performance guarantee in favour of the Seller to secure the second, third and fourth instalments of the Contract Price due from the relevant Obligor under the Shipbuilding Contract for Ship D;

(e)
a Guarantee in an amount not exceeding $14,000,000 as a performance guarantee in favour of the Seller to secure the second, third and fourth instalments of the Contract Price due from the relevant Obligor under the Shipbuilding Contract for Ship E;

(f)
a Guarantee in an amount not exceeding $14,000,000 as a performance guarantee in favour of the Seller to secure the second, third and fourth instalments of the Contract Price due from the relevant Obligor under the Shipbuilding Contract for Ship F.

2.2
Request for issue of Guarantees. Subject to the following conditions, an Obligor may make a request for a Guarantee to be issued by ensuring that the Issuer receives a completed Guarantee Issue Request not later than 11 a.m. (London time) 3 Business Days prior to the intended Guarantee Issue Date.

2.3	Availability. The conditions referred to in Clause 2.2 are that:

(a)	a Guarantee Issue Date has to be a Business Day during the Availability Period;

(b)	the maximum amount of a Guarantee shall be $14,000,000 and shall not, when aggregated with the amount of all other issued Guarantees, exceed the Commitment;

(c)	the Issuer must receive, together with the Guarantee Issue Request, a final draft of the form of Guarantee which it is being requested to issue on the intended Guarantee Issue Date; and

(d)	the form of each Guarantee has to be approved in writing by the Issuer at least 2 Business Days prior to the intended Guarantee Issue Date but it must in any event contain express provisions:

(i)	limiting the total amount payable by the Issuer under it to a stated maximum amount in Dollars; and

(ii)	stating that it shall expire or be reduced to zero not later than the relevant Termination Date.

2.4
Cancellation of guarantee facility. The Obligor may cancel the Available Commitment in whole or in part subject to the condition that the Issuer has received from the Obligor at least 7 Business Days’ prior written notice specifying the amount to be cancelled and the date on which the cancellation is to take effect. The Commitment shall be reduced permanently by the amount of the Available Commitment so cancelled.

2.5
Change of beneficial ownership of Obligors or the Corporate Guarantor. If without the consent of the Issuer a change occurs after the date of this Agreement in the ultimate beneficial ownership of any shares in any Obligor or the Corporate Guarantor or in the ultimate voting rights attaching to any of those shares from that disclosed to the Issuer pursuant to Schedule 2 Part A 10:

(a)	the Obligors shall promptly notify the Issuer upon becoming aware of that event; and

(b)
the Issuer shall not be obliged to provide a Guarantee requested in a Guarantee Issue Request and the Issuer may, by not more than 10 days’ notice to the Obligors cancel the Available Commitment and require the Obligors either to procure the cancellation of any issued Guarantees or to provide cash security in respect of such issued Guarantees on the same terms mutatis mutandis as set out in Clause 5.6.

3	REDUCTION OF GUARANTEES

3.1	Reduction of Outstanding Guarantee Amounts. The Outstanding Guarantee Amount of a Guarantee shall not be treated as reduced for the purposes of this Agreement unless and until:

(a)	the Issuer has received a written confirmation from the Seller of the amount of such reduction; or

(b)
the Issuer has notified the relevant Obligor in writing that (notwithstanding the absence of a written confirmation from the Seller) it is satisfied that its liability under the Guarantee has been irrevocably reduced or discharged; or

(c)	the amount of the Guarantee irrevocably and unconditionally reduces in accordance with its terms; or

(d)
the expiry date of the Guarantee elapses and the Issuer has notified the relevant Obligor in writing that it is satisfied that no claim or demand has been made, or may thereafter be made, under the Guarantee, such notification not to be unreasonably withheld or delayed.

4	SETTLEMENT OF GUARANTEES

4.1
Notification of Settlement Amounts. The Issuer shall, immediately after receiving a demand from, or after being notified by, the Seller that it is required to make payment under a Guarantee, notify the relevant Obligor that such payment is due and of the Settlement Amount and the Settlement Date.

4.2	Relevant Obligor’s settlement obligation. The relevant Obligor shall:

(a)	immediately after notification from the Issuer under Clause 4.1, acknowledge to the Issuer that it will reimburse the Settlement Amount; and

(b)	pay to the Issuer the Settlement Amount in Dollars on the Settlement Date.

4.3
Relevant Obligor’s failure to reimburse. If the relevant Obligor fails to reimburse the Settlement Amount to the Issuer on the Settlement Date pursuant to Clause 4.2, it shall pay to the Issuer interest on the Settlement Amount from the Settlement Date to the date the Issuer is reimbursed by the relevant Obligor at the rate described in Clause 6 such interest to be compounded in accordance with Clause 6.6 and payable on demand.

5	INDEMNITY OF THE OBLIGORS

5.1	Obligors’ undertaking to indemnify. Each Obligor agrees that it shall:

(a)	pay to the Issuer upon demand by the Issuer an amount equal to each amount:

(i)	demanded from the Issuer under a Guarantee; or

(ii)	paid by the Issuer to the Seller under Clause 5.8;

and which is not otherwise fully reimbursed, paid or repaid by the Obligors under this Agreement;

(b)
indemnify, as a principal and independent debtor, the Issuer on demand against all actions, claims, demands, liabilities, costs, losses, damages and expenses incurred, suffered or sustained or any penalty or other expenditure which may result or which the Issuer may incur, suffer or sustain in connection with or arising out of or in relation to any Guaranteed Obligations and/or the payment under or other performance of a Guarantee (including without limitation any correspondent bank charges).

5.2	Guarantee payments. Each Obligor:

(a)	irrevocably authorises the Issuer to make any payment demanded from it pursuant to a Guarantee if that demand is made in accordance with its terms;

(b)
accepts that any demand for payment made by the Seller pursuant to a Guarantee and which is made in accordance with its terms shall be conclusive evidence that the Issuer was liable to make payment under the Guarantee and any payment which the Issuer makes pursuant to any such demand shall be accepted by the Obligors as binding upon the Obligors; and

(c)
acknowledges and agrees that the Issuer shall not in any circumstances whatsoever be liable to the Obligors in respect of any loss or damage suffered by the Obligors by reason of the Issuer making a payment to the Seller in connection with any payment demanded under a Guarantee.

5.3	Continuing indemnities. The liabilities and obligations of the Obligors under the indemnities set out in Clause 5.1 shall remain in force as a continuing security until:

(a)	the full, prompt and complete performance of all the terms of such indemnities including the proper and valid payment of all amounts that may become due to the Issuer under this Clause 5.3; and

(b)	subject to Clause 5.4, an absolute discharge or release of the Obligors signed by the Issuer;

and accordingly the Obligors shall not have, as regards those indemnities, any of the rights or defences of a surety.

5.4
Discharges. Any such discharge or release referred to in Clause 5.3, and any composition or arrangement which the Obligors may effect with the Issuer, shall be deemed to be made subject to the condition that it will be void if any payment or security which the Issuer, may previously have received or may thereafter receive is set aside under any applicable law or proves to have been for any reason invalid.

5.5
No impairment. Without limiting the generality of Clauses 5.3 and 5.4, the Obligors shall neither be discharged from any of their liabilities or obligations under Clause 5.1 by, nor have any claim against the Issuer in respect of:

(a)	any misrepresentation or non-disclosure respecting the affairs or condition of the Issuer made to the Obligors by any person; or

(b)	the Seller and/or the Issuer releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with the Obligors, the Seller or any other person; or

(c)
the Seller and/or the Issuer asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of their rights or remedies against the Obligors, the Seller or any other person; or

(d)
the Seller and/or the Issuer and/or the Obligors, with the consent of the Obligors (or with or without the consent of the Obligors in the case of any variation agreed between the Seller and the Obligors or the person whose obligations are guaranteed thereby), making, whether expressly or by conduct, any variation to any Guaranteed Obligations or a Guarantee; or

(e)	the Seller and/or the Issuer and/or the Obligors:

(i)
taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to the Seller or the Issuer or any Obligor or any other person in such manner as it or they think fit; or

(ii)
claiming, proving for, accepting or transferring any payment in respect of the obligations and liabilities of any Obligor and/or the Seller relative to any Guaranteed Obligations or under this Agreement in any composition by, or winding up of, any Obligor and/or any third party or abstaining from so claiming, proving, accepting or transferring; or

(f)	any assignment or transfer by the Seller of, or any succession to, any of its rights relative to any Guaranteed Obligations or a Guarantee.

5.6
Provision of cash collateral security. Forthwith upon, or at any time following the occurrence of an Event of Default which is continuing the Issuer shall be entitled (but not obliged) to demand payment by the Obligors of, and the Obligors forthwith upon such demand shall pay to the Issuer for credit to an account of the Obligors with the Issuer (subject to such Security Interest as the Issuer may reasonably specify or require), such amount as shall be the aggregate of:

(i)	any Settlement Amount then due from the Obligors to the Issuer pursuant to Clause 4.2 and not reimbursed; and

(ii)	the Outstandings.

5.7
Application of cash collateral security. Subject always to the overriding provisions of Clause 15, moneys received by the Issuer pursuant to Clause 5.6 shall be applied (as between the Obligors on the one hand and the Issuer on the other) in the following manner:

(a)	firstly, in or towards payment of any Settlement Amount then due from the Obligors to the Issuer pursuant to Clause 4.2 and not reimbursed;

(b)
secondly, in payment to the Issuer for application from time to time by it (and the Obligors hereby irrevocably authorise the Issuer so to apply any such moneys) in or towards payment of, or reimbursement to the Issuer for, any amount which the Issuer shall or may at any time and from time to time thereafter pay or be or become liable to pay to the Seller under or pursuant to or in connection with a Guarantee (including any amount payable under Clause 5.8); and

(c)	thirdly, in or towards payment of all other sums which may be owing to the Issuer under or in connection with a Guarantee.

5.8	Negotiation with the Seller. Each Obligor:

(a)
irrevocably authorises the Issuer to negotiate with the Seller at any time after the occurrence of any Event of Default which is continuing with a view to arranging for the prepayment by the Issuer, for the account of the Obligors of any Guaranteed Obligations; and

(b)
agrees that at any time after the occurrence of any Event of Default which is continuing the Issuer shall be entitled (but not, so far as the Obligors are concerned, bound) to pay to the Seller, in such manner and upon such terms as the Issuer and the Seller shall agree, any Guaranteed Obligations.

6	DEFAULT INTEREST

6.1
Payment of default interest on overdue amounts. The Obligors shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Obligors under any Finance Document which the Issuer does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served on the Obligors; or

(c)	if such amount has become immediately due and payable under Clause 13.4, the date on which it became immediately due and payable.

6.2
Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Issuer to be 1.5 per cent. above, the rate set out in Clause 6.3.

6.3
Calculation of default rate of interest. The rate referred to in Clause 6.2 is, in respect of successive periods of any duration (including at call) up to 3 months which the Issuer may select from time to time:

(a)	LIBOR; or

(b)
if the Issuer determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Issuer by reference to the cost of funds to it from such other sources as the Issuer may from time to time determine.

6.4
Notification of interest periods and default rates. The Issuer shall promptly notify the Obligors of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of that Clause; but this shall not be taken to imply that the Obligors are liable to pay such interest only with effect from the date of the Issuer’s notification.

6.5
Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7	CONDITIONS PRECEDENT

7.1	Documents, fees and no default. The Issuer’s obligation to issue any Guarantee is subject to the following conditions precedent:

(a)	that, on or before the service of the first Guarantee Issue Request, the Issuer receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it;

(b)	that, on or before a Guarantee Issue Date but prior to the issue of a Guarantee, the Issuer receives the documents described in Part B of Schedule 2 in a form satisfactory to it;

(c)	that, on or before each Guarantee Issue Date, the Issuer has received all arrangement and commitment fees payable pursuant to Clause 18.1;

(d)	that both at the date of each Guarantee Issue Request and at each Guarantee Issue Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the issue of the Guarantee; and

(ii)
the representations and warranties in Clause 8.1 and those of the Obligors or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(e)
that the Issuer has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Issuer may reasonably request by notice to the Obligors prior to the Guarantee Issue Date.

7.2
Waivers of conditions precedent. If the Issuer, at its discretion, permits any Guarantee to be issued before certain of the conditions referred to in Clause 7.1 are satisfied, the Obligor shall ensure that those conditions are satisfied within 14 Business days after the Guarantee Issue Date (or such longer period as the Issuer may specify).

8	REPRESENTATIONS AND WARRANTIES

8.1	General. Each Obligor represents and warrants to the Issuer as follows.

8.2	Status. It is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

8.3
Share capital and ownership. It has an authorised share capital of 500 registered and/or bearer shares without par value, all of which shares have been issued, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by Westbrook Holdings Limited.

8.4	Corporate power. It has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Shipbuilding Contract to which it is a party and to purchase and pay for its Ship under that Shipbuilding Contract;

(b)	to execute the Finance Documents to which it is a party; and

(c)	to make all the payments contemplated by, and to comply with, those Finance Documents.

8.5	Consents in force. All the consents referred to in Clause 8.4 remain in force and nothing to the best of the Obligors’ knowledge and belief has occurred which makes any of them liable to revocation.

8.6
Legal validity; effective Security Interests. The Finance Documents to which it is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally and subject to any qualifications as to matters of law which are specifically referred to in any legal opinion delivered to the Issuer pursuant to Schedule 2.

8.7	No third party Security Interests. Without limiting the generality of Clause 8.6, at the time of the execution and delivery of each Finance Document:

(a)	the relevant Obligor or Obligors which are a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will to the best of the Obligors’ knowledge and belief have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which a Security Interest created by a Finance Document, relates.

8.8
No conflicts. The execution by that Obligor of each Finance Document to which it is a party and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation in force at the date of this Agreement; or

(b)	the constitutional documents of that Obligor; or

(c)	any contractual or other obligation or restriction which is binding on that Obligor or any of its assets.

8.9
No withholding taxes. No tax is imposed in any jurisdiction in which that Obligor is ordinarily resident for tax by way of withholding or deduction or otherwise on any payment to be made under this Agreement.

8.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

8.11
Information. All information which has been provided in writing by or on behalf of the Obligors or any Security Party to the Issuer in connection with any Finance Document was to the best of the Obligors’ knowledge and belief true and not misleading as at the time it was given; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 9.6; and there has been no material adverse change in the financial position or state of affairs of the Obligors from that disclosed in the latest of those accounts.

8.12
No litigation. No legal or administrative action involving the Obligors has been commenced or taken or, to that Obligor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Obligors’ financial position or profitability.

8.13
Validity and completeness of Shipbuilding Contracts. Each Shipbuilding Contract constitutes valid, binding and enforceable obligations of the Seller and the relevant Obligor respectively in accordance with its terms subject to any relevant insolvency laws affecting creditors’ rights generally and:

(a)	each copy of the Shipbuilding Contracts delivered to the Issuer before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to the Shipbuilding Contracts have been agreed nor has any Obligor or the Seller waived any of their respective rights under the Shipbuilding Contracts.

8.14
No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Obligors, the Seller or a third party in connection with the purchase by the Obligors of the Ships, other than as disclosed to the Issuer in writing on or prior to the date of this Agreement.

8.15	Compliance with certain undertakings. At the date of this Agreement, each Obligor is in compliance with Clause 9.12 and (save as disclosed in writing to the Issuer) Clauses 9.3 and 9.8.

8.16	Taxes paid. Each Obligor has paid all taxes applicable to, or imposed on or in relation to it or its business.

8.17
Conformity of Financial Covenants. The financial covenants set out in Schedule 3 conform to the financial covenants given by the Corporate Guarantor and its subsidiaries under the Bank of America Facilities.

9	GENERAL UNDERTAKINGS AND FINANCIAL COVENANTS

9.1	General. Each Obligor undertakes with the Issuer to comply with the following provisions of this Clause 9 at all times during the Security Period, except as the Issuer may otherwise permit.

9.2	No disposal of assets.

(a)	No Obligor will transfer or otherwise dispose of:

(i)
its rights under the Shipbuilding Contract to which it is a party, whether by one transaction or a number of transactions, whether related or not save where the Guarantee relating thereto has been cancelled or where that Obligor has provided cash security in relation to such Guarantee on the same terms mutatis mutandis as set out in Clause 5.6; or

(ii)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

(b)
No Obligor will create or permit to arise any Security Interest (except for Permitted Security Interests) over its rights under the Shipbuilding Contract and the Refund Guarantees to which it is a party.

9.3	No other liabilities or obligations to be incurred. No Obligor will incur any liability or obligation except:

(a)	liabilities and obligations under the Shipbuilding Contract, the Finance Documents, the Loan Agreement and the Finance Document (as defined in the Loan Agreement) to which it is a party; and

(b)
liabilities or obligations incurred in the ordinary course of supervising the construction of, providing supplies for, operating and chartering its Ship (and for the avoidance of doubt the management fees payable by the Obligors to the Approved Managers shall be a permitted expense); and

(c)	provided the terms of Clause 10.3(c) are complied with, inter-company Indebtedness from other companies which are in the same ultimate beneficial ownership as the Obligors.

9.4
Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of each Obligor under or in connection with any Finance Document will to the best of that Obligor’s knowledge and belief be true and not misleading and will not omit any material fact or consideration which, if disclosed would reasonably be expected to adversely affect the decision of a person considering whether to enter into this Agreement.

9.5	Provision of financial statements. Each Obligor will procure that there is sent to the Issuer:

(a)
as soon as possible, but in no event later than 120 days after the end of each of the Corporate Guarantor’s financial years, the annual audited accounts of the Corporate Guarantor and its consolidated subsidiaries;

(b)
as soon as possible, but in no event later than 30 days after the end of each quarter in each of the Corporate Guarantor’s financial years unaudited accounts of the Corporate Guarantor and its consolidated subsidiaries which are certified as to their correctness by its chief financial officer.

9.6	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 9.5 will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles of the U.S.A. consistently applied;

(b)	give a true and fair view of the financial condition of the relevant Obligor at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the relevant Obligor.

9.7
Shareholder and creditor notices. Each Obligor will send the Issuer, at the same time as they are despatched, copies of all communications which are despatched to its shareholders or creditors or any class of them.

9.8	Consents. Each Obligor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Issuer of, all consents required:

(a)	for that Obligor to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which it is a party;

and the Obligor will comply with the terms of all such consents.

9.9	Maintenance of Security Interests. Each Obligor will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any applicable court or authority, pay any applicable stamp, registration or similar tax in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Issuer is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

9.10
Notification of litigation. Each Obligor will provide the Issuer with details of any legal or administrative action involving any Obligor or any Security Party promptly upon becoming aware of the same where such legal or administrative action might, if adversely determined, have a material adverse effect on the ability of that Obligor to perform its obligations under any Finance Document to which it is a party

9.11
No amendment to Shipbuilding Contracts. No Obligor will agree to any amendment or supplement to, or waive or fail to enforce, the Shipbuilding Contract to which it is a party or any of its provisions (and for the purposes of this Clause 9.11 an amendment of a Shipbuilding Contract will always be material if alone or with any previous variations it increases the Contract Price thereunder by more than 5%).

9.12
Chief Executive Office. Each Obligor will maintain its chief executive office, and keep its corporate documents and records, at Suite 306, Commerce Building, One Chancery Lane, Hamilton, MH12, Bermuda.

9.13
Confirmation of no default. Each Obligor will, within 2 Business Days after service by the Issuer of a written request, serve on the Issuer a notice which is signed by the representative director of such Obligor and which:

(a)	states that no Event of Default or Potential Event of Default has occurred and is continuing; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

9.14	Notification of default. Each Obligor will notify the Issuer as soon as it becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred and is continuing;

and will keep the Issuer fully up-to-date with all developments.

9.15	Provision of further information. Each Obligor will, as soon as practicable after receiving the request, provide the Issuer with any additional financial or other information relating:

(a)	to it and its Shipbuilding Contract; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document;

which may be reasonably requested by the Issuer at any time.

9.16	Financial Covenants.

(a)	the Obligors undertake to comply at all times with the financial covenants set out in Schedule 3;

(b)
the Obligors shall provide to the Issuer within 60 days after the end of each financial quarter of the Corporate Guarantor’s financial year a compliance certificate in the form set out in Schedule 4 executed by the chief financial officer of the Corporate Guarantor and confirming that the financial covenants set out in Schedule 3 have been complied with during each financial quarter; and

(c)	a formal review of the financial covenants set out in Schedule 3 will be undertaken by the Issuer upon expiry and prepayment of the Bank of America Facilities whichever is earlier.

9.17	Dividends. The Obligors shall procure that the Corporate Guarantor does not pay any dividend or make any other form of distribution except where the following conditions are met:

(a)	no Event of Default has occurred and is continuing at the time that the proposed dividend or distribution is to be made;

(b)	the aggregate amount of all dividends or distributions in respect of any financial year of the Corporate Guarantor shall not exceed 50% of the Consolidated Net Income for such financial year;

(c)
prior to the making of the proposed dividend or distribution the Obligors have provided to the Issuer a certificate executed by the chief financial officer of the Corporate Guarantor confirming that the Corporate Guarantor is in compliance with the minimum Consolidated Fixed Charge Coverage Ratio as set out in Schedule 3 for the Measurement Period immediately preceding the date of the proposed dividend or distribution.

For the purpose of this Clause 9.17, “Consolidated Net Income”, “Consolidated Fixed Charge Coverage Ratio” and “Measurement Period” each shall have the meaning given to such term in Schedule 3.

10	CORPORATE UNDERTAKINGS

10.1	General. Each Obligor also undertakes with the Issuer to comply with the following provisions of this Clause 10 at all times during the Security Period except as the Issuer may otherwise permit.

10.2	Maintenance of status. Each Obligor will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

10.3	Negative undertakings. No Obligor will:

(a)	carry on any business other than in relation to the construction, purchase and eventual ownership, chartering and operation of its Ship; or

(b)	effect any form of redemption, purchase or return of share capital; or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in that Obligor’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Obligor than those which it could obtain in a bargain made at arms’ length provided however that prior to an Event of Default which is continuing that Obligor may provide loans to or incur inter-company Indebtedness from other subsidiaries of the Corporate Guarantor and may service such inter-company Indebtedness provided that in the case of any such inter- company Indebtedness the relevant lending company has first executed an agreement in favour of the Issuer fully subordinating the rights of such lending company in respect of such Indebtedness to those of the Issuer under the Finance Documents.

(d)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(e)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(f)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

11	PAYMENTS AND CALCULATIONS

11.1	Currency and method of payments. All payments to be made by the Obligors to the Issuer under a Finance Document shall be made to the Issuer:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Issuer shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)
to the account of the Issuer at American Express Bank Limited, 3 World Financial Centre, 23rd Floor, New York, NY 10285-2300 USA Account No 000261123 for credit to the Issuer reference “TBS : Argyle and Others : Guarantee Facility”, or to such other account with such other bank as the Issuer may from time to time notify to the Obligors.

11.2	Payment on non-Business Day. If any payment by the Obligors under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

11.3
Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

11.4
Issuer accounts. The Issuer shall maintain an account showing any and all sums owing to the Issuer from the Obligors and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Obligors and any Security Party.

11.5
Accounts prima facie evidence. If the account maintained under Clause 11.4 shows an amount to be owing by the Obligors or a Security Party to the Issuer, that account shall be prima facie evidence that that amount is owing to the Issuer.

12	APPLICATION OF RECEIPTS

12.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Issuer under or by virtue of any Finance Document shall be applied:

(a)
FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (or any of them) in such order of application and/or such proportions as the Issuer may specify by notice to the Obligors and the Security Parties;

(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Issuer, by notice to the Obligors and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of this Clause; and

(c)	THIRDLY: any surplus shall be paid to the Obligors or to any other person appearing to be entitled to it.

12.2
Variation of order of application. The Issuer may, by notice to the Obligors and the Security Parties, provide for a different manner of application from that set out in Clause 12.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

12.3
Notice of variation of order of application. The Issuer may give notices under Clause 12.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

12.4
Appropriation rights overridden. This Clause 12 and any notice which the Issuer gives under Clause 12.2 shall override any right of appropriation possessed, and any appropriation made, by the Obligors or any Security Party.

13	EVENTS OF DEFAULT

13.1	Events of Default. An Event of Default occurs if:

(a)
any Obligor or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document (and so that for this purpose (i) sums payable on demand shall be treated as having been paid when due within 3 Business Days of receipt of the demand and (ii) if the failure is caused by a disruption to the payments system referred to in Clause 11.1(b) which disruption is beyond the control of the Obligors, such failure shall not constitute an Event of Default if payment is made within 3 Business days of its due date); or

(b)	any breach occurs of Clause 7.2, 9.3, 10.2 or 10.3; or

(c)	any breach occurs of Clause 9.16(a); or

(d)
any breach by any Obligor or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b)) and if, in the opinion of the Issuer, such default is capable of remedy, such default continues unremedied 10 Business days after written notice from the Issuer requesting action to remedy the same; or

(e)
any representation, warranty or statement made by, or by an officer of, any Obligor or a Security Party in a Finance Document or in a Guarantee Issue Request or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand (or in either such case, within any applicable grace period); or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable;

Provided that no Event of Default will occur under this Clause 13.1(f) in relation to the Corporate Guarantor if the amount of Financial Indebtedness falling within paragraphs (i) to (v) above is less than $2,500,000 (or its equivalent in any other currency or currencies),

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Issuer, unable to pay its debts as they fall due; or

(ii)
all or substantially all of the assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $500,000 or more or the equivalent in another currency and is not discharged within 1 month of the same being levied or sued out; or

(iii)	any administrative or other receiver is appointed over any substantial part of the assets of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction having jurisdiction over that Relevant Person for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than an Obligor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Issuer and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction having jurisdiction over that Relevant Person, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) by reason of financial difficulties or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England or Wales or to the jurisdiction of whose courts any part of that Relevant Person’s assets are subject, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Issuer is similar to any of the foregoing; or

(h)	any Obligor ceases or suspends carrying on its business or a part of its business which, in the opinion of the Issuer, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)
for any Obligor or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Issuer considers material under a Finance Document unless provided that none of the interests of the Issuer is prejudiced in any way during the relevant period, the discharge of that liability or compliance with that obligation or exercise or enforcement of those rights ceases to be unlawful within 30 days; or

(ii)	for the Issuer to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)
any official consent necessary to enable any Obligor or any Security Party to comply with any provision which the Issuer considers material of a Finance Document or any of the Shipbuilding Contracts is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
any provision which the Issuer considers in its reasonable opinion material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(l)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(m)	an Event of Default (as defined in the Loan Agreement) occurs; or

(n)
any other event occurs or any other circumstances arise or develop including, without limitation a change in the financial position, state of affairs or prospects of any Obligor in the light of which the Issuer considers that there is a significant risk that any Obligor is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

13.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default and while the Event of Default is continuing the Issuer may:

(a)	serve on the Obligors a notice stating that all obligations of the Issuer to the Obligors under this Agreement are terminated; and/or

(b)	serve on the Obligors a notice stating that all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Issuer is entitled to take under any Finance Document or any applicable law.

13.3
Termination of obligations. On the service of a notice under Clause 13.2(a), all the obligations of the Issuer to the Obligors under this Agreement shall terminate and the amount specified in Clause 5.6 shall become immediately due and payable or, as the case may be, payable on demand.

13.4
Acceleration of liabilities. On the service of a notice under Clause 13.2(b), all amounts accrued or owing from the Obligors or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

13.5
Multiple notices; action without notice. The Issuer may serve notices under Clauses 13.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clauses 13.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

13.6	Exclusion of Issuer liability. Neither the Issuer nor any receiver or manager appointed by the Issuer, shall have any liability to the Obligors or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt the Issuer or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of the Issuer’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

13.7	Relevant Persons. In this Clause 13 a “Relevant Person” means any Obligor and any Security Party.

13.8
Interpretation. In Clause 13.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 13.1(g) “petition” includes an application.

14	FEES AND EXPENSES

14.1	Arrangement and commitment fees. The Obligors shall pay to the Issuer:

(a)	on Guarantee Issue Date in respect of each Guarantee an arrangement fee in respect of such Guarantee in the amount specified in the Fee Letter; and

(b)
quarterly in arrears during the period from (and including) the first Guarantee Issue Date to the date of cancellation or termination of the last Guarantee and on the last day of that period a commitment fee at the rate specified in the Fee Letter.

14.2
Costs of negotiation, preparation etc. The Obligors shall pay to the Issuer on its demand the amount of all expenses incurred by the Issuer in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

14.3
Costs of variation, amendments, enforcement etc. The Obligors shall pay to the Issuer, on the Issuer’s demand, the amount of all expenses incurred by the Issuer (in the case of paragraphs (a) and (b) such expenses to be reasonably incurred) in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Issuer under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	any step taken by the Issuer with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (c) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

14.4
Documentary taxes. The Obligors shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Issuer’s demand, fully indemnify the Issuer against any claims, expenses, liabilities and losses resulting from any failure or delay by the Obligors to pay such a tax.

14.5
Certification of amounts. A notice which is signed by 2 officers of the Issuer, which states that a specified amount, or aggregate amount, is due to the Issuer under this Clause 14 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall (save in the case of manifest error) be prima facie evidence that the amount, or aggregate amount, is due.

15	INDEMNITIES

15.1
Indemnities regarding issue of Guarantees. Without prejudice to the Obligors’ indemnity contained in Clause 5, the Obligors shall fully indemnify the Issuer on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Issuer, or which the Issuer reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	a Guarantee not being issued on the date specified in the relevant Guarantee Issue Request for any reason other than a default by the Issuer;

(b)
any failure (for whatever reason) by the Obligors to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Obligors on the amount concerned under Clause 6);

(c)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default;

and in respect of any tax (other than tax on its overall net income) for which the Issuer is liable in connection with any amount paid or payable to the Issuer (whether for its own account or otherwise) under any Finance Document.

15.2
Breakage costs. Without limiting its generality, Clause 15.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Issuer in liquidating or employing deposits from third parties acquired or arranged to fund or maintain any overdue amount.

15.3
Miscellaneous indemnities. The Obligors shall fully indemnify the Issuer on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Issuer, in any country, as a result of or in connection with any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Issuer or by any receiver appointed under a Finance Document other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct or reckless action with knowledge of the probable consequences of the officers or employees of the Issuer.

15.4
Currency indemnity. If any sum due from the Obligors or any Security Party to the Issuer under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Obligors or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Obligors shall indemnify the Issuer against the loss arising when the amount of the payment actually received by the Issuer is converted at the available rate of exchange into the Contractual Currency.

In this Clause 15.4, the “available rate of exchange” means the rate at which the Issuer is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 15.4 creates a separate liability of the Obligors which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

15.5
Certification of amounts. A notice which is signed by 2 officers of the Issuer, which states that a specified amount, or aggregate amount, is due to the Issuer under this Clause 15 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall (save in the case of manifest error) be prima facie evidence that the amount, or aggregate amount, is due.

16	NO SET-OFF OR TAX DEDUCTION

16.1	No deductions. All amounts due from an Obligor under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which that Obligor is required by law to make.

16.2	Grossing-up for taxes. If an Obligor is required by law to make a tax deduction from any payment:

(a)	that Obligor shall notify the Issuer as soon as it becomes aware of the requirement;

(b)	that Obligor shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Issuer receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

No Obligor shall be obliged to pay any additional amount pursuant to paragraph (c) above in respect of any deduction which would not have been required if the Issuer had completed a declaration, claim, exemption, or other form which it has been requested by the Obligors or an applicable taxation authority to complete and which it is able to complete.

16.3
Evidence of payment of taxes. Within one month after making any tax deduction, the Obligor concerned shall deliver to the Issuer documentary evidence satisfactory to the Issuer that the tax had been paid to the appropriate taxation authority.

16.4
Tax credits. If the Issuer receives for its own account a repayment or obtains relief or credit in respect of tax paid or otherwise payable by it in respect of or calculated by reference to the increased payment made by an Obligor under Clause 16.2, it shall pay to the relevant Obligor a sum equal to the proportion of the repayment, relief or credit which it allocates to the amount due from that Obligor in respect of which that Obligor made the increased payment:

(a)	the Issuer shall not be obliged to allocate to this transaction any part of a tax repayment, relief or credit which is referable to a class or number of transactions;

(b)
nothing in this Clause 16.4 shall oblige the Issuer to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)
nothing in this Clause 16.4 shall oblige the Issuer to make a payment which would leave it in a worse position than it would have been in if the relevant Obligor had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by the Issuer under or in connection with this Clause 16.4 shall (save in the case of manifest error) be conclusive and binding on the Obligors.

16.5
Exclusion of tax on overall net income. In this Clause 16 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Issuer’s overall net income.

17	ILLEGALITY, ETC

17.1	Illegality. This Clause 17 applies if the Issuer notifies the Obligors that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Issuer to maintain or give effect to any of its obligations under this Agreement or any Guarantee in the manner contemplated by this Agreement.

17.2	Notification and effect of illegality. On the Issuer notifying the Obligors under Clause 17.1:

(a)	the Commitment shall be cancelled;

(b)
the Obligors shall use their best endeavours to procure the prompt cancellation of the Outstandings and the return of each Guarantee to the Issuer endorsed by the Seller to the effect that it is cancelled; and

(c)
by no later than the date specified in the Issuer’s notice under Clause 17.1 as the date on which the notified event would become effective, the Obligors shall pay to the Issuer the amount due under Clause 5.6.

17.3
Mitigation. If circumstances arise which would result in a notification under Clause 17.1 then, without in any way limiting the rights of the Issuer under Clause 17.2, the Issuer shall notify the Obligor and shall use reasonable endeavours to transfer its obligations and liabilities under this Agreement and the Guarantees and its rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Issuer shall not be under any obligation to take any such action if, in its opinion, to do so would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any official requirement; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

18	INCREASED COSTS

18.1	Increased costs. This Clause 18 applies if the Issuer notifies the Obligors that it considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Issuer’s overall net income); or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Issuer allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Issuer (or a parent company of it) has incurred or will incur an “increased cost”.

18.2	Meaning of “increased costs”. In this Clause 18, “increased costs” means:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Issuer having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Outstandings or other unpaid sums or performing its obligations under this Agreement, or of having outstanding all or any part of the Outstandings or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Issuer under this Agreement or in the effective return which such a payment represents to the Issuer or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any part of the Outstandings or other unpaid sums or (as the case may require) the proportion of that cost attributable to the Outstandings or other unpaid sums; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Issuer under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Issuer (or a parent company of it) or an item covered by the indemnity for tax in Clause 15.1 or by Clause 16 or an item arising directly out of the implementation by the applicable authorities having jurisdiction over the Issuer of the matters set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July, 1988 and entitled “International Convergence of Capital Measurement and Capital Standards”, to the extent and according to the timetable provided for in the statement.

For the purposes of this Clause 18.2 the Issuer may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

18.3
Payment of increased costs. The Obligors shall pay to the Issuer, on its demand, the amounts which the Issuer from time to time notifies the Obligors that it has specified to be necessary to compensate it for the increased cost (provided that such demand is accompanied by a certificate from the Issuer confirming the amount of its increased cost and including a calculation thereof).

18.4
Notice of cancellation. If the Obligors are not willing to continue to compensate the Issuer for the increased cost under Clause 18.3, the Obligors may give the Issuer not less than 14 days’ notice of its intention to cancel the Commitment and procure the cancellation of the Outstandings.

18.5	Cancellation. A notice under Clause 18.4 shall be irrevocable; and on the date specified in its notice of intended cancellation:

(a)	the Commitment shall be cancelled;

(b)	the Obligors shall procure the cancellation of the Outstandings and the return of each Guarantee to the Issuer endorsed by the Seller to the effect that it is cancelled; and

(c)	the Obligors shall pay to the Issuer the amount due under Clause 5.6.

18.6
Mitigation. If circumstances arise which would result in a notification under Clause 18.1 then, without in any way limiting the rights of the Issuer under Clause 18.3, the Issuer shall notify the Obligor and shall use reasonable endeavours to transfer its obligations and liabilities under this Agreement and the Guarantees and its rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Issuer shall not be under any obligation to take any such action if, in its opinion, to do so would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any official requirement; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

19	SET-OFF

19.1	Application of credit balances. The Issuer may without prior notice following the occurrence of an Event of Default which is continuing:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of any Obligors at any office in any country of the Issuer in or towards satisfaction of any sum then due from the Obligors to the Issuer under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of any Obligor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Issuer considers appropriate.

19.2
Existing rights unaffected. The Issuer shall not be obliged to exercise any of its rights under Clause 19.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Issuer is entitled (whether under the general law or any document).

19.3	No Security Interest. This Clause 19 gives the Issuer a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Obligors.

20	TRANSFERS AND CHANGES IN ISSUING OFFICE

20.1	Transfer by Obligor. No Obligor may, without the consent of the Issuer transfer any of its rights, liabilities or obligations under any Finance Document.

20.2
Transfer by Issuer. The Issuer may transfer all or any of the rights and interests which it has under or by virtue of the Finance Documents with the prior written consent of the Obligors, (not to be unreasonably withheld or delayed) or without the consent of the Obligors if an Event of Default or a Potential Event of Default has occurred and is continuing.

20.3
Rights of transferee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a transferee of any of the Issuer’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that transferee as a result of the breach or misrepresentation irrespective of whether the Issuer would have incurred a loss of that kind or amount.

20.4
Sub-participation; subrogation assignment. The Issuer may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Obligors; and the Issuer may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

20.5
Disclosure of information. The Issuer may disclose to a potential assignee or sub-participant any information which the Issuer has received in relation to the Obligors, any Security Party or their affairs under or in connection with any Finance Document.

20.6	Change of issuing office. The Issuer may change its issuing office by giving notice to the Obligors and the change shall become effective on the later of:

(a)	the date on which the Obligors receive the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

20.7
No additional costs. If the Issuer transfers or sub-participates any part of its rights and/or obligations under the Finance Documents or changes its issuing office pursuant to this Clause 20 and as a result of circumstances existing at the date the transfer, sub-participation or change occurs, the Obligors would be obliged to make an increased payment to the Issuer under any applicable Clauses of this Agreement then the Issuer is only entitled to recover payment under those Clauses to the same extent as the Issuer would have been if the transfer, sub-participation or change of issuing office had not occurred.

21	VARIATIONS AND WAIVERS

21.1
Variations, waivers etc. by Issuer. A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Issuer’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Obligors and the Issuer and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

21.2
Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 21.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Issuer (or any person acting on its behalf) shall result in the Issuer (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by any Obligor or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

22	NOTICES

22.1
General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

22.2	Addresses for communications. A notice shall be sent:

(a)	to the Obligors:Suite 306
Commerce Building
One Chancery Lane
Hamilton HM12
Bermuda

Mailing Address:
P.O. Box HM 2522
Hamilton HMGX
Bermuda

Attention:    William J. Carr
Fax:   +1-441-295-4957

With a copy to:
TBS Shipping Services Inc.
612 East Grassy Sprain Road
Yonkers, NY 10710 U.S.A.
Attention: Ferdinand V. Lepere

Fax :    +1-914-961-5121

(b)	to the Issuer:The Royal Bank of Scotland plc
Shipping Business Centre
5-10 Great Tower Street
London EC3R 3HX

Fax No:  +44 207 283 7538

Attention: Ship Finance Portfolio Management

or to such other address as the relevant party may notify the other.

22.3	Effective date of notices. Subject to Clauses 22.4 and 22.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

22.4	Service outside business hours. However, if under Clause 22.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 22.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

22.5
Illegible notices. Clauses 22.3 and 22.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

22.6
Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

22.7	English language. Any notice under or in connection with a Finance Document shall be in English.

22.8	Meaning of “notice”. In this Clause 22 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

23	JOINT AND SEVERAL LIABILITY

23.1	General. All liabilities and obligations of the Obligors under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 23.2, joint.

23.2	No impairment of Obligor's obligations. The liabilities and obligations of an Obligor shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Obligor;

(b)	the Issuer entering into any rescheduling, refinancing or other arrangement of any kind with any other Obligor;

(c)	the Issuer releasing any other Obligor or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

23.3
Principal debtors. Each Obligor declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Obligor shall in any circumstances be construed to be a surety for the obligations of any other Obligor under this Agreement.

23.4	Subordination. Subject to Clause 23.5, during the Security Period, no Obligor shall:

(a)
claim any amount which may be due to it from any other Obligor whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Obligor for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Obligor; or

(c)	set off such an amount against any sum due from it to any other Obligor; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Obligor or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

23.5
Obligor's required action. If during the Security Period, the Issuer, by notice to a Obligor, requires it to take any action referred to in paragraphs (a) to (d) of Clause 23.4, in relation to any other Obligor, that Obligor shall take that action as soon as practicable after receiving the Issuer’s notice.

24	SUPPLEMENTAL

24.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Issuer are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

24.2
Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

24.3	Counterparts. A Finance Document may be executed in any number of counterparts.

24.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

25	LAW AND JURISDICTION

25.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

25.2	Exclusive English jurisdiction. Subject to Clause 25.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

25.3	Choice of forum for the exclusive benefit of the Issuer. Clause 25.2 is for the exclusive benefit of the Issuer, which reserves the rights:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Obligor shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

25.4
Process agent. Each Obligor irrevocably appoints Curtis Davis Garrard LLP at its registered office for the time being, presently at Waterview House, Roundwood Avenue, Stockley Park, Uxbridge UB11 1AU, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

25.5
Issuer’s rights unaffected. Nothing in this Clause 25 shall exclude or limit any right which the Issuer may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

25.6	Meaning of “proceedings”. In this Clause 25, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

GUARANTEE ISSUE REQUEST

To: The Royal Bank of Scotland plc
5-10 Great Tower Street
London EC3R 3HX

Attention: [●]

[●] 2007

GUARANTEE ISSUE REQUEST

1
We refer to the facility agreement (the “Facility Agreement”) dated [●] and made between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp., as Obligors, and yourselves, as Issuer, in connection with a guarantee facility of up to US$84,000,000. Terms defined in the Facility Agreement have their defined meanings when used in this Guarantee Issue Request.

2  We request the issue of a Guarantee in the form attached as follows:

(a)	Amount of the Guarantee: [●];

(b)	Guarantee Issue Date: [●];

(c)	Expiry date of the Guarantee: [●];

(d)	Delivery Instructions: [●].

3  We represent and warrant that:

(a)	the representations and warranties in Clause 8 of the Facility Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred and is continuing or will result from the issue of the Guarantee.

4  This notice cannot be revoked without the prior consent of the Issuer.

[Name of Signatory]

For and on behalf of
[relevant Obligor]

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 7.1(a) required before service of the first Guarantee Issue Request

1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B

2	Copies of the certificate of incorporation and constitutional documents and evidence of the goodstanding (or its equivalent) of each Obligor and each Security Party.

3
Copies of resolutions of the directors of each Obligor and each Security Party and copies of the resolutions of the shareholders of each Obligor, in each case authorising the execution of each of the Finance Documents to which that Obligor or that Security Party is a party and, in the case of each Obligor, authorising named officers to make Guarantee Issue Requests and ratifying execution of the Shipbuilding Contracts.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Obligor or a Security Party.

5	Copies of all consents which any Obligor or any Security Party requires to enter into, or make any payment under, any Finance Document or the Shipbuilding Contracts.

6	Copies of the Shipbuilding Contracts of the Overall Agreement.

7	Such documentary evidence as the Issuer and its legal advisers may require in relation to the due authorisation and execution by the Seller of the Shipbuilding Contracts of the Overall Agreement.

8	Documentary evidence that the agent for service of process named in Clause 28 has accepted its appointment.

9	Favourable legal opinions from lawyers appointed by the Issuer on such matters concerning the laws of Bermuda and Marshall Islands.

10
A written statement from a person acceptable to the Issuer confirming the identity of the ultimate beneficial owner or owners of the shares in the Obligors, the Corporate Guarantor and each other Security Party and of the identity of the person or persons controlling the voting rights attached to those shares.

11
Such documents and evidence as the Issuer shall require in relation to each Security Party based on applicable law and regulations, and the Issuer’s owner internal guidelines, relating to the Issuer’s knowledge of its customers.

12	Such documentary evidence as the Issuer and its legal advisers may require in relation to the due authorisation and execution by the parties to the Intercreditor Agreement (other than the Issuer).

13	If the Issuer so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Issuer.

Each of the documents specified in paragraphs 2, 3, 5, 6 and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director, representative director or the secretary (or equivalent officer) of the relevant Obligor.

PART B

The following are the documents referred to in Clause 7.1(b) required before the issue of a Guarantee:

1	the Pre-delivery Security Assignment in respect of the Shipbuilding Contract relating to such Ship (and of each document to be delivered thereunder); and

2	favourable legal opinions from lawyers appointed by the Issuer on such matters concerning the laws of the Marshall Islands and China.

3
a copy of the relevant Refund Guarantee together with such documentary evidence as the Agent, and its legal advisers may require in relation to the due authorisation and execution by the Refund Guarantor of that Refund Guarantee and that such Refund Guarantee has been registered with the State Administration of Foreign Exchange in China;

SCHEDULE 3

FINANCIAL COVENANTS

Pursuant to Clause 9.16 the Obligors undertake to comply at all times with the following financial covenants:

(a)
Minimum Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $170,000,000, plus (ii) an amount equal to 75% of the Consolidated Net Income earned in each full fiscal quarter ending after 30 June 2006 (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of Holdings and its Subsidiaries after the date hereof by reason of the issuance and sale of Equity Interests of Holdings or any Subsidiary (other than issuances to Holdings or a wholly-owned Subsidiary), including upon any conversion of debt securities of Holdings into such Equity Interests.

(b)	Minimum Cash Liquidity. For each calendar month ending on or after the date hereof, Qualified Cash, plus Availability in an average daily amount during such calendar month not less than $10,000,000.

(c)	Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of Holdings and its Subsidiaries to be greater than 2.50:1.00.

(d)
Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of Holdings to be less than the ratio set forth below opposite such fiscal quarter:

Trading 4 Financial Quarters	Minimum Consolidated Fixed Charge Coverage Ratio
Closing Date through 30 September 2007	1.4 : 1.0
31 December 2007 and each fixed quarter thereafter	1.5 : 1.0

For the purposes of this Schedule 3 the following terms shall have the following meanings.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Obligors or any of their Subsidiaries free and clear of all Security Interests (other than Permitted Security Interests):

(a)
readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)
time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in Clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)
commercial paper issued by any Person organised under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)
Investments, classified in accordance with GAAP as current assets of the Obligors or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in Clauses (a), (b) and (c) of this definition;

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus

(a)
the following to the extent deducted in calculating such Consolidated Net Income (and without duplication): (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortisation expense and (iv) prepayment of fees and write-offs of deferred financing fees in connection with the refinancing of the Existing Credit Agreements, (v) consulting fees in respect of the business re-engineering incurred in the second and third fiscal quarters of the 2006 fiscal year in an aggregate amount not to exceed $2,500,000 and (vi) net losses from the sales of Vessels as permitted under this Agreement (in each case of or by Holdings and its Subsidiaries for such Measurement Period) and minus

(b)
the following to the extent included in calculating such Consolidated Net Income, all net gains from the sales of Vessels as permitted under this Agreement (in each case of or by Holdings and its Subsidiaries for such Measurement Period);

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of:

(a)
the result of (i) Consolidated EBITDA, less (ii) the sum of (x) Federal, state, local and foreign income taxes paid in cash and (y) Restricted Payments made, in each case, for the most recently completed Measurement Period, to

(b)
the sum of (i) Consolidated Interest Charges for the most recently completed Measurement Period, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money for the period of twelve (12) consecutive months following such date of determination, but excluding any principal payments scheduled to be made in respect of the Revolving Credit Facility;

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of:

(a)
the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments,

(b)	all purchase money Indebtedness,

(c)	all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments,

(d)	all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business),

(e)	all Attributable Indebtedness,

(f)	without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Clauses (a) through (e) above of Persons other than the Obligors or any Subsidiary, and

(g)
all Indebtedness of the types referred to in Clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Obligor or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Obligor or such Subsidiary; provided, however, for purposes of calculating the “Consolidated Leverage Ratio”, Consolidated Funded Indebtedness shall not include any portion of Permitted New Vessel Construction Indebtedness in an aggregate amount up to $75,000,000 at any time outstanding and used to finance a multi-purpose tweendeck or bulk carrier shipping vessel so long as such vessel remains in the construction phase (i.e., such vessel has not been delivered to Holdings or its Subsidiaries ready for fleet service and operation).

“Consolidated Interest Charges” means, for any Measurement Period, the sum of:

(a)
all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest but excluding capitalized interest on Permitted New Vessel Construction Indebtedness) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP,

(b)	all interest paid or payable with respect to discontinued operations and,

(c)
the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of:

(a)	Consolidated Funded Indebtedness as of such date to,

(b)	Consolidated EBITDA of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude:

(a)	extraordinary gains and extraordinary losses for such Measurement Period,

(b)
the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organisation Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such-Measurement Period shall be included in determining Consolidated Net Income, and

(c)
any income (or loss) for such Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in Clause (b) of this proviso).

“Consolidated Tangible Net Worth” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Holdings and its Subsidiaries on that date minus the Intangible Assets of Holdings and its Subsidiaries on that date.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Holdings” means the Corporate Guarantor;

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings.

“Qualified Cash” means, as of any date of determination, the amount of cash and Cash Equivalents which is freely transferable and not subject to a Security Interest (other than a Permitted Security Interest) pledge, security interest, encumbrance, escrow or cash collateral arrangement or any other restriction on its use.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Holdings and its Subsidiaries as of that date determined in accordance with GAAP.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To: The Royal Bank of Scotland plc
Shipping Business Centre
5-10 Great Tower Street
London EC3P 3HX

Attention: Ship Finance Portfolio Management

From: TSB International Limited

OFFICER’S CERTIFICATE

This Certificate is rendered pursuant to clause 9.16(b) of the facility agreement dated [●] 2007 (the “Facility Agreement”) and entered into between (i) Argyle Maritime Corp, Caton Maritime Corp, Dorchester Maritime Corp, Longwood Maritime Corp, McHenry Maritime Corp and Sunswyck Maritime Corp and (ii) The Royal Bank of Scotland plc as Issuer relating to a guarantee facility of US$84,000,000. Words and expressions defined in the Facility Agreement shall have the same meanings when used herein.

I, the Chief Financial Officer of the Corporate Guarantor, hereby certify that:

1	Attached to this Certificate are the latest [audited][unaudited] accounts of the Guarantor and its consolidated subsidiaries for the financial year [quarter] ending on [●].

2
Set out below are the respective amounts, in US Dollars, of Cash Equivalents, Consolidated EBITDA, Consolidated Interest Charges, Consolidated Net Income, Consolidated Tangible Net Worth and Qualified Cash:

US Dollars
Cash Equivalents	[●]
Consolidated EBITDA	[●]
Consolidated Interest Charges	[●]
Consolidated Net Income	[●]
Consolidated Tangible Net Worth	[●]
Qualified Cash	[●]

3	Accordingly, as at the date of this Certificate the financial covenants set out in Appendix 8 of the Loan Agreement [are][are not] complied with, in that as at [●]:

(a)	Minimum Consolidated Tangible Net WorthUS$[●];

(b)	Minimum Cash LiquidityUS$[●];

(c)	Maximum Consolidated Leverage Ratio[x.xx]

(d)	Minimum Consolidated Fixed Charge Coverage Ratio[x.xx]

4	As at [●] no Event of Default has occurred and is continuing [or, specify / identify any Event of Default].

……………………………..
Chief financial officer
TBS International Limited

EXECUTION PAGE

OBLIGORS

SIGNED by
/s/Anne-Laure Marie Roche
Attorney-in-Fact
for and on behalf of
ARGYLE MARITIME CORP.
in the presence of:
/s/ Robert Fidoe
Robert Fidoe
Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by
/s/Anne-Laure Marie Roche
Attorney-in-Fact
for and on behalf of
CATON MARITIME CORP.
in the presence of:
/s/ Robert Fidoe
Robert Fidoe
Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by
/s/Anne-Laure Marie Roche
Attorney-in-Fact
for and on behalf of
DORCHESTER MARITIME CORP.
in the presence of:
/s/ Robert Fidoe
Robert Fidoe
Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by
/s/Anne-Laure Marie Roche
Attorney-in-Fact
for and on behalf of
LONGWOODS MARITIME CORP.
in the presence of:
/s/ Robert Fidoe
Robert Fidoe
Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by
/s/Anne-Laure Marie Roche
Attorney-in-Fact
for and on behalf of
MCHENRY MARITIME CORP.
in the presence of:
/s/ Robert Fidoe
Robert Fidoe
Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by
/s/Anne-Laure Marie Roche
Attorney-in-Fact
for and on behalf of
SUNSWYCK MARITIME CORP.
in the presence of:
/s/ Robert Fidoe
Robert Fidoe
Solicitor
15 Appold Street
London EC2A 2HB

ISSUER

SIGNED by
/s/ Robin Leigh Perkin
for and on behalf of
THE ROYAL BANK OF SCOTLAND PLC
in the presence of:
/s/ Robert Fidoe
Robert Fidoe
Solicitor
15 Appold Street
London EC2A 2HB

APPENDIX A
FORM OF DELIVERY SECURITY ASSIGNMENT

Date [●] 2007

[●]

as Owner

-and-

THE ROYAL BANK OF SCOTLAND plc

as Issuer

PREDELIVERY SECURITY ASSIGNMENT

relating to Yard No. [●]

at Nantong Yahua Shipbuilding Co. Ltd.

Watson, Farley & Williams
London

INDEX

Clause Page

1           DEFINITIONS AND INTERPRETATION [INSERT PAGE NUMBER]

2           COVENANT TO PAY [INSERT PAGE NUMBER]

3           ASSIGNMENT [INSERT PAGE NUMBER]

4           REPRESENTATIONS AND WARRANTIES [INSERT PAGE NUMBER]

5           COVENANTS [INSERT PAGE NUMBER]

6           PROTECTION OF SECURITY [INSERT PAGE NUMBER]

7           ENFORCEABILITY AND ISSUER’S POWERS [INSERT PAGE NUMBER]

8           APPLICATION OF MONEYS [INSERT PAGE NUMBER]

9           FURTHER ASSURANCES [INSERT PAGE NUMBER]

10           POWER OF ATTORNEY [INSERT PAGE NUMBER]

11           INCORPORATION OF GUARANTEE FACILITY AGREEMENT PROVISIONS [INSERT PAGE NUMBER]

12           SUPPLEMENTAL [INSERT PAGE NUMBER]

13           LAW AND JURISDICTION [INSERT PAGE NUMBER]

EXECUTION PAGE [INSERT PAGE NUMBER]

APPENDIX I  PART I  NOTICE OF ASSIGNMENT TO SELLER[INSERT PAGE NUMBER]

APPENDIX I  PART II  ACKNOWLEDGEMENT BY THE SELLER [INSERT PAGE NUMBER]

APPPENDIX 1 PART III NOTICE OF APPOINTMENT OF ATTORNEY TO REFUND GUARANTOR [INSERT PAGE NUMBER]

APPENDIX I  PART IV  REFUND GUARANTOR’S ACKNOWLEDGEMENT [INSERT PAGE NUMBER]

  RBS Guarantee (2).doc

THIS DEED is made on [●] 2007

BETWEEN

(1)
[●], a corporation organised and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands M #96960 (the “Owner”); and

(2)
THE ROYAL BANK OF SCOTLAND plc, a company incorporated in Scotland acting through its office at Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX (the “Issuer”, which expression includes its successors and assigns).

BACKGROUND

(A)
By a guarantee facility agreement dated [●] 2007 and made between (i) the Borrowers (including the Owner) and (ii) the Issuer it was agreed that the Issuer would make available to the Obligors a guarantee facility of up to US$84,000,000.

(B)	It is one of the conditions precedent to the availability of the guarantee facility under the Guarantee Facility Agreement that the Owner enters into this Deed as security for the Secured Liabilities.

(C)	This Deed supplements the Guarantee Facility Agreement and is one of the Predelivery Security Assignments referred to in it.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Defined expressions.

  Words and expressions defined in the Guarantee Facility Agreement shall have the same meanings when used in this Deed unless the context otherwise requires.

1.2	Definitions.

  In this Deed, unless the contrary intention appears:

“Assigned Contracts” means:

(a)	the Shipbuilding Contract; and

(b)	the Refund Guarantees;

“Assigned Property” means all rights and interests of every kind which the Owner now or at any later time has to, in or in connection with each of the Assigned Contracts or in relation to any matter arising out of or in connection with any Assigned Contract, including, but without in any way limiting the generality of the preceding words:

(a)	all rights and interests relating to any amount of any kind payable under the terms of any Assigned Contract;

(b)	all rights to reject or take delivery of the Ship pursuant to the Shipbuilding Contract;

(c)
all rights to commence, conduct, defend, compromise or abandon any legal or arbitration proceedings relating to any Assigned Contract or to any matter arising out of or in connection with an Assigned Contract; and

(d)
all rights to damages, interest, costs or other sums payable under any judgment or order of any court, or any arbitration award, relating to any Assigned Contract or to any matter arising out of or in connection with an Assigned Contract;

“Builder” means Nantong Yahua Shipbuilding Co. Ltd, a company incorporated in China whose registered office is at 1# Hongzha Road, Jinweigang, Nantong-Jiangsu P.C. 226 361, the People’s Republic of China;

“China Communications” means China Communications Construction Company Ltd, a corporation organised and existing under the laws of the People’s Republic of China, having its registered office at No. C88, An Ding Men Wai Street, Beijing, 100011, the People’s Republic of China;

“Guarantee Facility Agreement” means the guarantee facility agreement referred to in Recital (A);

“Receiver” means any receiver and/or manager (or joint receivers and/or managers) appointed under Clause 7.3;

“Refund Guarantees” means the guarantees issued or to be issued by the Refund Guarantor in favour of the Owner in respect of the Builder’s refund obligations under the Shipbuilding Contract;

“Refund Guarantor” means Bank of Communications acting through its branch at 33 Jin Rong Da Jie, Xichang District, Beijing 100032, The People’s Republic of China;

“Secured Liabilities” means all liabilities which the Owner, the Security Parties or any of them have, at the date of this Deed or at any later time or times, to the Issuer under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Seller” means together China Communications and the Builder;

“Ship” means the multipurpose bulk carrier of about 35,000 dwt having the Builder’s yard number [●] more particularly described in, and being the subject of, the Shipbuilding Contract; and

“Shipbuilding Contract” means a shipbuilding contract dated 24 February 2007 and made between the Owner and the Seller in respect of the Ship as the same may be supplemented and/or amended from time to time.

1.3	Application of construction and interpretation provisions of Guarantee Facility Agreement.

  Clauses 1.2 and 1.5 of the Guarantee Facility Agreement apply, with any necessary modifications, to this Deed.

1.4	Inconsistency between Guarantee Facility Agreement provisions and this Deed.

  This Deed shall be read together with the other Finance Documents, but in case of any conflict between the Guarantee Facility Agreement and this Deed, the provisions of the Guarantee Facility Agreement shall prevail.

2	COVENANT TO PAY

2.1	Covenant to pay Secured Liabilities.

  The Owner covenants with the Issuer:

(a)	duly and punctually to pay the Secured Liabilities; and

(b)	to observe and perform all its other obligations under the Finance Documents.

3	ASSIGNMENT

3.1	Assignment.

  The Owner, with full title guarantee, assigns to the Issuer absolutely all rights and interests which now or at any later time it has to, in or in connection with, the Assigned Property

3.2	Continuing security.

  The Security Interests created by Clause 3.1 are fixed; and this Deed shall remain in force until the end of the Security Period as a continuing security and, in particular:

(a)	the Security Interests created by Clause 3.1 shall not be satisfied by any intermediate payment or satisfaction of the Secured Liabilities;

(b)
the Security Interests created by Clause 3.1, and the rights of the Issuer under this Deed, are only capable of being extinguished, limited or otherwise adversely affected by an express and specific term in a document signed by or on behalf of the Issuer;

(c)
no failure or delay by or on behalf of the Issuer to enforce or exercise a Security Interest created by Clause 3.1 or a right of the Issuer under this Deed, and no act, course of conduct, acquiescence or failure to act (or to prevent the Owner from taking certain action) which is inconsistent with such a Security Interest or such a right or with such a Security Interest being a fixed security shall preclude or estop the Issuer (either permanently or temporarily) from enforcing or exercising it or result in a Security Interest expressed to be a fixed security taking effect as a floating security; and

(d)	this Deed shall be additional to, and shall not in any way impair or be impaired by:

(i)	any other Security Interest whether in relation to property of the Owner or that of a third party; or

(ii)	any other right of recourse as against the Owner or any third party,

which the Issuer now or subsequently has in respect of any of the Secured Liabilities.

3.3	No obligations imposed on Issuer.

  The Owner shall remain liable to perform all obligations connected with the Assigned Property and the Issuer shall not, in any circumstances, have or incur any obligation of any kind in connection with the Assigned Property.

3.4	Notice of assignment and notice of appointment of attorney.

(a)	Immediately after the execution of this Deed:

(i)
the Owner shall give to the Seller notice of the assignments contained in Clause 3.1 in the form set out in Appendix 1 and shall obtain from the Seller a signed acknowledgement in the form set out in that Appendix; and

(ii)
the Owner shall give to the Refund Guarantor in relation to the first Refund Guarantee a notice of appointment of attorney in the form set out in Appendix 1 and shall obtain from the Refund Guarantor a signed acknowledgement in the form set out in that Appendix.

(b)
Immediately upon receipt of the second Refund Guarantee the Owner shall give to the Refund Guarantor in relation to such Refund Guarantee a notice of appointment of attorney in the form set out in Appendix 1 and shall obtain from the Refund Guarantor a signed acknowledgement in the form set out in that Appendix.

3.5	Negative pledge; disposal of assets.

  The Owner shall not sell, create any Security Interest not exclusively securing the Secured Liabilities over or otherwise dispose of any Assigned Property or any right relating to any Assigned Property.

3.6	Release of security.

  At the end of the Security Period, the Issuer will, at the request and cost of the Owner, re-assign (without any warranty, representation, covenant or other recourse) to the Owner such rights as the Issuer then has to, or in connection with, the Assigned Property.

4	REPRESENTATIONS AND WARRANTIES

4.1	General.

  The Owner represents and warrants to the Issuer as follows.

4.2	Repetition of Guarantee Facility Agreement representations and warranties.

  The representations and warranties in clause 8 of the Guarantee Facility Agreement remain true and not misleading if repeated on the date of this Deed with reference to the circumstances now existing.

4.3	Title to Assigned Property.

  The Owner is the sole legal and beneficial owner of all rights and interests which each of the Assigned Contracts creates in favour of the Owner.

4.4	No restrictions on right to assign.

  The Owner has the right, without requiring the concurrence, consent or authority of any other person, to create, in respect of all the Assigned Property, the Security Interests which Clause 3 purports to create.

4.5	No third party Security Interests.

  No third party has any Security Interest or any other right, interest or claim over, in or in relation to any Assigned Contract.

4.6	Validity and completeness of Assigned Contracts.

(a)
The copies of the Assigned Contracts delivered to the Issuer in connection with this Deed are true and complete copies, and there does not exist any addendum, supplemental agreement or other document of any kind which has the effect of varying the terms of any Assigned Contract or of excluding, restricting or qualifying any right or interest which an Assigned Contract creates in favour of the Owner; and

(b)
each Assigned Contract is in full force and is binding on and enforceable against each of the parties to it in accordance with its terms but subject to general principles of equity and laws effecting creditors’ rights generally, and to the best of the Owner’s knowledge and belief no event has occurred or matter arisen as a result of which any party to an Assigned Contract is, may be or may later become entitled to rescind or terminate any Assigned Contract or to refuse or suspend performance of its obligations thereunder, or to raise any set-off or other defence in respect of such obligations; and

(c)	without limiting the generality of paragraph (b), the Seller and the Refund Guarantor are each in compliance with their respective obligations under the Assigned Contracts.

5	COVENANTS

5.1	General.

  The Owner shall comply with the following provisions of this Clause 5 at all times during the Security Period except as the Issuer may otherwise permit.

5.2	Performance of Assigned Contracts.

  The Owner shall:

(a)	observe and perform all its obligations and meet all its liabilities under or in connection with each Assigned Contract;

(b)	use its best endeavours to ensure performance and observance by the other parties of their obligations and liabilities under each Assigned Contract;

(c)
take any action, or refrain from taking any action, which the Issuer may reasonably specify in connection with any material breach, or possible future material breach, of an Assigned Contract by the Owner or any other party or with any other matter which arises or may later arise out of or in connection with an Assigned Contract.

5.3	No variation, release etc. of Assigned Contracts.

5.4	Subject to clause 9.11 of the Guarantee Facility Agreement, the Owner shall not, whether by a document, by conduct, by acquiescence or in any other way:

(a)	vary any Assigned Contract;

(b)	release, waive, suspend or subordinate or permit to be lost or impaired any interest or right forming part of or relating to any Assigned Property;

(c)	waive any person’s material breach of any Assigned Contract;

(d)	rescind or terminate any Assigned Contract or treat itself as discharged or relieved from further performance of any of its obligations or liabilities under an Assigned Contract;

(e)	purport to vary or revoke any notice or instruction relating to this Deed which the Owner has given or may later give to any person.

5.5	Payment of moneys received under Assigned Contracts.

  After the occurrence of a Potential Event of Default or an Event of Default the Owner shall forthwith, upon receipt by it (or by any person acting on its behalf), pay over or transfer to the Issuer (or as the Issuer may direct) any moneys or other property which the Owner (or any person acting on its behalf) may receive or recover in connection with any Assigned Contract and all property which may, directly or indirectly, represent, accrue on or be derived from any such moneys or property.

5.6	Action to protect validity of Assigned Contracts.

  The Owner shall:

(a)
use its best endeavours to ensure that all interests and rights conferred by each Assigned Contract remain valid and enforceable in all respects in accordance with its terms but subject to general principles of equity and laws affecting creditors’ rights generally and retain the priority which they were intended to have; and

(b)
without prejudice to the Owner’s obligations under paragraph (a), take any action which the Issuer may reasonably specify with a view to ensuring or protecting the validity, enforceability and/or priority of any such interest or right.

5.7	Action to enforce Assigned Contracts.

  The Owner shall:

(a)
take any action which the Issuer may reasonably direct for the purpose of enforcing (through legal process, arbitration or otherwise) any right which is part of, or which relates to, the Assigned Property; and

(b)	in the absence of any such direction, not take any such action.

5.8	Termination of, and proceedings relating to, Assigned Contracts.

  Without limiting its generality, Clause 5.6 applies to:

(a)	the termination of any Assigned Contract;

(b)
the commencement of, or any other action relating to, any legal proceedings or arbitration relating to any Assigned Property or to any matter arising out of or in connection with any Assigned Property.

5.9	Provision of information relating to Assigned Contracts.

  The Owner shall forthwith:

(a)
inform the Issuer if any material breach of any Assigned Contract occurs or a serious risk of such a breach arises and of any other event or matter affecting an Assigned Contract which is material to the Issuer;

(b)	provide the Issuer, promptly after service, with copies of all notices served on or by the Owner under or in connection with any Assigned Contract;

(c)
provide the Issuer with any information which it reasonably requests about any Assigned Property or any matter relating to or affecting any Assigned Property including the progress of the construction of the Ship; and

(d)	generally provide the Issuer and its officers and representatives with full and prompt co-operation and assistance relating to any Assigned Property.

5.10	Builder’s Certificate.

  The Owner shall give irrevocable instructions to the Seller to hold the Ship to the order and at the disposal of the Issuer and to deliver the Builder’s Certificate and any other document of title to the Ship to the Issuer and ensure that the Builder complies with such instructions.

5.11	Provision of copies of Assigned Contracts.

  The Owner shall forthwith upon the Issuer’s request:

(a)	deliver to the Issuer a certified copy of any Assigned Contract to which the Owner is a party; or

(b)	provide the Issuer with a certified copy of any other Assigned Contract.

5.12	No action to jeopardise security.

  The Owner shall not knowingly do or fail to do or knowingly cause or permit another person to do or omit to do anything which is liable to jeopardise the effectiveness or priority, in relation to any Assigned Property, of any Security Interest created by this Deed.

6	PROTECTION OF SECURITY

6.1	Issuer’s right to protect or maintain security.

  The Issuer may take any action which it may think fit for the purpose of protecting or maintaining the security created by this Deed or for any similar or related purpose.

7	ENFORCEABILITY AND ISSUER’S POWERS

7.1	Right to enforce security.

  On the occurrence of an Event of Default which is continuing but without the necessity for any court order in any jurisdiction to the effect that an Event of Default has occurred or that the security constituted by this Deed has become enforceable, and irrespective of whether a notice has been served under clause 13.2 of the Guarantee Facility Agreement:

(a)	the security constituted by this Deed shall immediately become enforceable; and

(b)	the Issuer shall be entitled at any time or times to exercise the powers set out in Clauses 7.2 and 7.3 and in any other Finance Document; and

(c)	the Issuer shall be entitled at any time or times:

(i)
to exercise the powers possessed by it as assignee of the Assigned Property conferred by the law of any country or territory in which the Assigned Property is physically present or deemed to be sited the courts of which have or claim any jurisdiction in respect of the Owner, the Ship or any item of Assigned Property; and

(ii)
without limiting the scope of the Issuer’s powers under sub-paragraph (i) above, to exercise the powers possessed by it as a creditor or as a person with a Security Interest in the Assigned Property conferred by English law.

7.2	Right to take possession, exercise rights etc.

  On the occurrence of an Event of Default which is continuing, the Issuer shall be entitled then or at any later time or times:

(a)	to exercise any right forming part of the Assigned Property, including any right to terminate an Assigned Contract;

(b)	to implement the Shipbuilding Contract and to take delivery of the Ship in its own name and thereafter to lay up or employ the Ship as the Issuer may see fit;

(c)	to undertake the supervision of the construction of the Ship;

(d)
to collect and require payment of any amount payable under, or the right to which is assigned or charged by, any Assigned Contract or which otherwise forms part of the Assigned Property, and to take possession of any other Assigned Property;

(e)
to vary the terms of any Assigned Contract, to enter into any arrangement of any kind connected with an Assigned Contract, to replace, novate or terminate any Assigned Contract and to release any person liable under any Assigned Contract and/or any Security Interest relating to any person’s obligations or liabilities under an Assigned Contract;

(f)
to sell, mortgage, exchange, invest or in any other way deal with any Assigned Property in any manner and for any consideration (including shares, notes or other securities) and to do so, in the case of the Ship, either on or after its delivery under the Shipbuilding Contract;

(g)	following delivery of the Ship, to manage, insure, maintain and repair the Ship and to employ, sail or lay up the Ship in such manner and for such period as the Issuer may think fit;

(h)	to petition or apply for, or prove or claim in, any winding up, administration, bankruptcy or similar procedure in respect of any person having any liability under any Assigned Contract;

(i)	to vote for or against and participate in, any composition, voluntary arrangement, scheme of arrangement or reorganisation of any person having a liability under any Assigned Contract;

(j)
to enter into all kinds of transactions for the purpose of hedging risks which have arisen or which the Issuer considers may arise in respect of any Assigned Property out of movements in exchange rates, interest rates or other risks of any kind;

(k)	to employ the services of any lawyers, ship-brokers or other experts or advisers of any type or description, whether or not similar to the foregoing;

(l)	to appoint all kinds of agents, whether to enforce or exercise any right under or in connection with any Assigned Contract or for any other purpose; and

(m)
to take over or commence or defend (if necessary using the name of the Owner) any claims or legal or arbitration proceedings relating to, or affecting, any Assigned Property which the Issuer may think fit and to abandon, release or settle in any way any such claims or proceedings; and

(n)	generally, to enter into any transaction or arrangement of any kind and to do anything in relation to any Assigned Property which the Issuer may think fit.

7.3	Right to appoint Receiver.

  On the occurrence of an Event of Default which is continuing, the Issuer may appoint a receiver and/or manager (or joint receivers and/or managers) of the Assigned Property, and the following shall apply:

(a)	the Issuer may exercise any of the powers conferred by this Deed while a Receiver is in office and is acting;

(b)
an appointment of a Receiver shall be by deed or, at the Issuer’s option, by a document signed by any of its officers; and an appointment in respect of some only of the Assigned Property may later be extended to all or any part of the remaining Assigned Property;

(c)	the remuneration of a Receiver shall be fixed by the Issuer;

(d)
to the fullest extent permitted by law, a Receiver shall be the Owner’s agent, and the Owner shall be responsible, to the exclusion of any liability on the part of the Issuer, for his remuneration and for his contracts, acts and defaults;

(e)
a Receiver shall have all the powers conferred by Clause 7.2 as if the reference to the Issuer in Clause 7.2 were a reference to the Receiver, and all the powers conferred on a Receiver by the Law of Property Act 1925;

(f)	in addition, a Receiver who is an administrative receiver for the purposes of the Insolvency Act 1986 shall have all the powers which an administrative receiver has under that Act;

(g)
the Owner irrevocably and by way of security appoints every Receiver its attorney on its behalf and in its name or otherwise to execute or sign any document and do any act or thing which that Receiver considers necessary or desirable with a view to or in connection with any exercise or proposed exercise of any of his powers;

(h)
a Receiver may delegate to any person or persons of any of the powers (including the discretions) conferred on him by, or pursuant to, this Deed and may do so on terms authorising successive sub-delegations;

(i)
in the case of joint Receivers any of the powers (including the discretions) conferred by this Deed or by the general law (including the Insolvency Act 1986) may be exercised by any one or more of them, unless their appointment specifically states the contrary;

(j)
the Issuer may remove a Receiver, with or without appointing another Receiver; such a removal may be effected by a document signed by any of the Issuer’s officers; but this paragraph does not apply to a Receiver who is an administrative receiver under the Insolvency Act 1986;

(k)	the Issuer may appoint a Receiver to replace a Receiver who has resigned or for any other reason ceased to hold office; and

(l)
a Receiver shall be entitled to retain out of any money received by him such amounts in respect of his expenses (or to cover estimated future expenses) as he may from time to time agree with the Issuer.

7.4	Law of Property Act 1925 not applicable.

  The Owner hereby waives the entitlement conferred by section 93 of the Law of Property Act 1925 and agrees that section 103 of that Act shall not apply to the security created by this Deed.

7.5	No liability of Issuer or Receiver.

  Neither the Issuer nor any Receiver shall be obliged to check the nature or sufficiency of any payment received by it or him under this Deed or to preserve, exercise or enforce any right forming part of, or relating to, any Assigned Property.

8	APPLICATION OF MONEYS

8.1	General.

  All sums received by the Issuer or by a Receiver in respect of any Assigned Property shall be held by the Issuer or the Receiver upon trust in the first place to pay or discharge any expenses or liabilities (including any interest) which have been paid or incurred by the Issuer or any Receiver in or in connection with the exercise of their respective powers and to apply the balance in accordance with clause 12 of the Guarantee Facility Agreement.

9	FURTHER ASSURANCES

9.1	Owner’s obligation to execute further documents etc.

  The Owner shall:

(a)
execute and deliver to the Issuer (or as it may reasonably direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Issuer may, in any particular case, specify;

(b)	effect any registration or notarisation, give any notice or take any other step;

which the Issuer may, by notice to the Owner, reasonably specify for any of the purposes described in Clause 9.2 or for any similar or related purpose.

9.2	Purposes of further assurances.

  Those purposes are:

(a)	validly and effectively to create any Security Interest or right of any kind which the Issuer intended should be created by or pursuant to this Deed or any other Finance Document;

(b)	to create a specific mortgage or assignment of any particular Assigned Property or otherwise to vest in the Issuer the title to any particular Assigned Property;

(c)
to protect the priority, or increase the effectiveness, in any jurisdiction of any Security Interest which is created, or which the Issuer intended should be created, by or pursuant to this Deed or any other Finance Document;

(d)
to enable or assist the Issuer or a Receiver to sell or otherwise deal with any Assigned Property, to transfer title to, or grant any interest or right relating to, any Assigned Property or to exercise any power which is referred to in Clause 7.1 above or which is conferred by any Finance Document;

(e)
to enable or assist the Issuer to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any Assigned Property in any country or under the law of any country.

9.3	Terms of further assurances.

  The Issuer may specify the terms of any document to be executed by the Owner under Clause 9.1, and those terms may include any covenants, powers and provisions which the Issuer considers appropriate to protect its or a Receiver’s interests.

9.4	Obligation to comply with notice.

  The Owner shall comply with a notice under Clause 9.1 by the date specified in the notice.

9.5	Additional corporate action.

  At the same time as the Owner delivers to the Issuer any document executed under Clause 9.1(a), the Owner shall also deliver to the Issuer a certificate signed by 2 of the Owner’s directors which shall:

(a)	set out the text of a resolution of the Owner’s directors specifically authorising the execution of the document specified by the Issuer; and

(b)
state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under the Owner’s articles of association or other constitutional documents.

10	POWER OF ATTORNEY

10.1	Appointment.

  For the purpose of securing the Issuer’s interest in the Assigned Property and the due and punctual performance of its obligations to the Issuer under this Deed and every other Finance Document, the Owner irrevocably and by way of security appoints the Issuer its attorney, on behalf of the Owner and in its name or otherwise, to execute or sign any document and do any act or thing which the Owner is obliged to do under any Finance Document (but which, prior to the occurrence of an Event of Default the Owner has failed, for whatever reason, to take).

10.2	Ratification of actions of attorney.

  For the avoidance of doubt and without limiting the generality of Clause 10.1, it is confirmed that it authorises the Issuer to execute on behalf of the Owner a document ratifying by the Owner any transaction or action which the Issuer and/or a Receiver has purported to enter into or to take and which the Issuer considers was or might have been outside his powers or otherwise invalid.

10.3	Delegation.

  The Issuer may sub-delegate to any person or persons (including a Receiver and persons designated by him) all or any of the powers (including the discretions) conferred on the Issuer by Clauses 10.1 and/or 10.2, and may do so on terms authorising successive sub-delegations.

11	INCORPORATION OF GUARANTEE FACILITY AGREEMENT PROVISIONS

11.1	Incorporation of specific provisions.

  The following provisions of the Guarantee Facility Agreement apply to this Deed as if they were expressly incorporated therein with any necessary modifications:

clause 19, no set-off or tax deduction;

clause 21, variations and waivers;

clause 22, notices;

clause 24, supplemental.

11.2	Incorporation of general provisions.

  Clause 11.1 is without prejudice to the application to this Deed of any provision of the Guarantee Facility Agreement which, by its terms, applies or relates to the Finance Documents generally.

12	SUPPLEMENTAL

12.1	No restriction on other rights.

  Nothing in this Deed shall be taken to exclude or restrict any power, right or remedy which the Issuer may at any time have under:

(a)	any other Finance Document; or

(b)	the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Owner, the Ship or any Assigned Property.

12.2	Exercise of other rights.

  The Issuer may exercise any right under this Deed before it has exercised any right referred to in Clause 12.1(a) or (b) above.

12.3	Settlement or discharge conditional.

  Any settlement or discharge under this Deed between the Issuer and the Owner shall be conditional upon no security or payment to the Issuer by the Owner or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

12.4	Third party rights.

  A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

13	LAW AND JURISDICTION

13.1	English law.

  This Deed shall be governed by, and construed in accordance with, English law.

13.2	Exclusive English jurisdiction.

  Subject to Clause 13.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed.

13.3	Choice of forum for the exclusive benefit of the Issuer.

  Clause 13.2 is for the exclusive benefit of the Issuer, which reserves the rights:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Deed in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Owner shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Deed.

13.4	Process agent.

  The Owner irrevocably appoints Curtis Davis Garrard LLP at its registered office for the time being, presently at Waterview House, Roundwood Avenue, Stockley Park, Uxbridge UB11 1AU, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Deed.

13.5	Issuer’s rights unaffected.

  Nothing in this Clause 13 shall exclude or limit any right which the Issuer may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

13.6	Meaning of “proceedings”.

  In this Clause 13, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS DEED has been executed by or on behalf of the parties and has, on the date stated at the beginning of this Deed, been delivered as a Deed.

 EXECUTION PAGE
OWNER
EXECUTED as a DEED by [●] acting by expressly authorised in accordance with the laws of the Marshall Islands by virtue of a power of attorney granted by [●] on [●] such execution being witnessed by:	) ) ) ) ) ) ) )
Signature of witness
ISSUER
EXECUTED as a DEED by ROYAL BANK OF SCOTLAND plc acting by expressly authorised in accordance with the laws of Scotland	) ) ) ) )
Signature of witness

 APPENDIX I

PART I

NOTICE OF ASSIGNMENT TO SELLER

To:	(1)	China Communications Construction Company Ltd

No. C88, An Ding Men Wai Street

Beijing

10011

The People’s Republic of China

(2)	Nantong Yahua Shipbuilding Co. Ltd.

1# Hongzha Road

Jinweigang

Nantong-Jiangsu

P.C. 226361

The People’s Republic of China

We, [●], of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96 960 GIVE NOTICE that, by an assignment in writing dated [●] 2007 (the “Assignment”), we assigned irrevocably and absolutely to THE ROYAL BANK OF SCOTLAND plc of Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX (the “Assignee”) all our right, title and interest in and to, and all benefits accruing to us under or pursuant to, the contract dated 24 February 2007 made between yourselves and ourselves (as supplemented and/or amended from time to time, the “Building Contract”) for the design, construction and delivery of one [●] having hull number [●] (the “Vessel”) including (without limitation) all our rights in and to the Vessel as she is constructed, our right to take delivery of the Vessel, all sums payable or which may become payable to us or to our order under or pursuant to the Building Contract and all damages and other payments (whether awarded by arbitral tribunal or by agreement or otherwise) for breach, termination or variation of the Building Contract (collectively the “Building Contract Rights”).

Without prejudice to your rights, benefits and remedies under the Building Contract we irrevocably and absolutely authorize and instruct you:-

(i)	to hold the Vessel (as defined in the Building Contract) to the order of the Assignee;

(ii)	to deliver to or to the order of the Assignee the Builder’s Certificate and any other document of title to the Vessel;

(iii)	to pay to the Assignee all sums which you may become due to pay to us or to our order forming part of the Building Contract Rights.

Notwithstanding the Assignment, we hereby irrevocably and unconditionally assure and undertake to you that (a) we will continue to be responsible to you for performance of all the obligations of the Buyer under the Building Contract in accordance with the terms and conditions therein, including but not limited to the supervision and technical management of the construction of the Vessel and the full payment of the contract price of the Vessel; (b) your rights and benefits and interests under the Building Contract will not in any event be affected or prejudiced; (c) this assignment will not impose on you any further additional obligations or liabilities other than those expressly set forth in the Building Contract; and (d) any cost, expenses and charges, or loss of time incurred in or in connection with this assignment shall be on our account.

Please note that:

(i)	nothing in this notice nor in the Assignment should be interpreted as imposing any obligation on the Assignee to you in respect of or relating to the Building Contract or the Building Contract Rights;

(ii)
unless and until you receive written notice from the Assignee to the contrary, you should continue to deal with us in relation to the supervision of the construction of the Vessel and the performance of our obligations under or pursuant to the Building Contract;

(iii)
the Building Contract may not be substantially altered, amended or supplemented, nor may we waive performance of any of your obligations under or pursuant to the Building Contract, without in each case the prior written consent of the Assignee;

(iv)
without the prior written consent of the Assignee, we may have the rights to agree and give consents for changes to the Specifications for the purpose of changing technical aspects of the construction of the Vessel which do not change the main characteristics of the Vessel.  Such agreement or consent given by us shall be legally binding upon the Assignee even if these affect the contract price or scheduled delivery of the Vessel, until such time as the Assignee gives you written notice that the security of the Assignment has become enforceable, after which we shall cease to be able to exercise even these rights; and

(v)	we may not exercise any right or purported right which we may have to terminate the Building Contract without the prior written consent of the Assignee.

We hereby undertake to procure a written consent in the form attached in the Appendix hereto from The Royal Bank of Scotland plc acting through the Shipping Business Centre, 5-10 Great Tower Street, London EC3P 311X (the “Payment Guarantor”) who will issue or has issued the Payment Guarantee as defined in the Building Contract.

We further confirm to you that your acknowledgement of and consent to the assignment as set forth herein shall not become effective until your receipt of the aforesaid statement from the Payment Guarantor.

The authority and instructions contained in this notice may not be varied or revoked without the prior written consent of the Assignee.

Kindly acknowledge receipt of this notice by completing the acknowledgment in the form set out below on the two enclosed copies of this notice and forwarding one copy to us and the other to the Assignee.

This Notice is governed by the Laws of England.

Signed.

For and on behalf of

[●]

Dated                                  2007

Confirmed and acknowledged by

for and on behalf of

The Royal Bank of Scotland plc

(the Assignee)

 APPENDIX I

PART II

ACKNOWLEDGEMENT BY THE SELLER

To:	[●]

and

THE ROYAL BANK OF SCOTLAND plc

We acknowledge receipt of the notice set out above and confirm our consent to the assignment referred to in that notice.  We also agree to comply in all respects with the instructions contained in that notice.

We confirm that we have received no notice of any previous assignment of, or other third party right affecting, any of the Building Contract Rights, and we undertake:

(i)
to inform the Assignee in writing should any default be made by [●] in the payment of any sum due to us under or in connection with the Building Contract or should there occur any default or other event as a result of which we claim to be entitled to terminate or cancel the Building Contract; and

(ii)
that before exercising any right to terminate or cancel the Building Contract, we will give to the Assignee at least fourteen days’ written notice of our intention to do so and the opportunity during that period to rectify any default.

This acknowledgement shall not become effective until our receipt of a written statement from the Payment Guarantor in the form attached in the Appendix hereto.

Furthermore, all our rights, benefits and remedies under the Building Contract (whether in respect of the right to terminate the Building Contract, sale of the Vessel, retaining proceeds following any Buyer’s default, all as described in detail in Article XI of the Building Contract) shall not be prejudiced or diminished in any respect whatsoever on account of the assignment.

This acknowledgement is governed by the laws of England.

Signed.

For and on behalf of

China Communications Construction Company Ltd

Signed.

For and on behalf of

Nantong Yahua Shipbuilding Co. Ltd.

Dated                                2007

APPENDIX

Letterhead of The Royal Bank of Scotland plc (Payment Guarantor)

To:	(1)	China Communications Construction Company Ltd

No. C88, An Ding Men Wai Street

Beijing

10011

The People’s Republic of China

(2)	Nantong Yahua Shipbuilding Co. Ltd.

1# Hongzha Road

Jinweigang

Nantong-Jiangsu

P.C. 226361

The People’s Republic of China

cc:	[Refund Guarantor]

Date:                           2007

Dear Sirs,

Re: Our Payment Guarantee No.

We refer to our Letter of Guarantee No. __________ (“Payment Guarantee”) issued in favour of China Communications Construction Company Ltd and Nantong Yahua Shipbuilding Co. Ltd. (together the “Seller”) under a Shipbuilding Contract dated 24 February 2007 (as supplemented and/or amended from time to time, the “Contract”) in respect of Hull No. [●] between the Seller and [●] (the “Buyer”).

We acknowledge our receipt of the Notice of Assignment issued by the Buyer advising of the assignment deed (the “Assignment”) dated [●] 2007, by which the Buyer has assigned all its rights and benefits to The Royal Bank of Scotland plc acting through its office at Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX (“Assignee”).

We hereby give our consent to and agree with the Assignment as set out above.

We confirm that notwithstanding the Assignment as set out in the Assignment, the Payment Guarantee remains valid in favour of you and binding on ourselves in all respects.

Signed:

For and on behalf of

The Royal Bank of Scotland plc

APPENDIX I

PART III

NOTICE OF ASSIGNMENT TO REFUND GUARANTOR

To:	Bank of Communications

Beijing Branch

March 2007

Dear Sirs

Guarantee number [●] dated                                                                           March 2007

Please note that, by a Predelivery Security Assignment dated March 2007 (the “Security Assignment”), we assigned irrevocably and absolutely to THE ROYAL BANK OF SCOTLAND plc (the “Bank”) all our interests and rights except the right for making demand which shall remain with ourselves under, in or in connection with a guarantee dated March 2007 and given by you to ourselves in connection with a shipbuilding contract dated 24 February 2007 (as supplemented and/or amended from time to time, the “Shipbuilding Contract”) and entered into by ourselves with China Communications Construction Company Ltd and Nantong Yahua Shipbuilding Co. Ltd. (together the “Seller”) in respect of Hull No. NYHS[●], as that guarantee may from time to time be varied, supplemented or replaced (the “Refund Guarantee”).

We irrevocably and absolutely authorise and instruct you to pay to the Bank all sums, which you may become due to pay to us or to our order in connection with the Refund Guarantee provided that such sum becomes repayable in accordance with the terms of the Shipbuilding Contract.

Please note that :

(a)	nothing in this notice nor in the Security Assignment should be interpreted as imposing any obligation on the Bank to you in respect of or relating to the Refund Guarantee;

(b)	the Refund Guarantee and instructions herein contained may not be altered, amended or supplemented without the prior written consent of the Bank;

(c)	we may not make any demand for payment under the Refund Guarantee without the prior written consent of the Bank;

The authority and instructions contained in this notice may not be varied or revoked without the prior written consent of the Bank.

This notice is governed by the laws of England.

We request you to issue to the Bank a Refund Guarantor’s Acknowledgement in the form below.

Yours faithfully

for and on behalf of

[●] MARITIME CORP.

Dated:                                March 2007

Confirmed and acknowledged by

for and on behalf of

The Royal Bank of Scotland plc

 APPENDIX I

PART IV

REFUND GUARANTOR’S ACKNOWLEDGEMENT

To:	THE ROYAL BANK OF SCOTLAND plc

Shipping Business Centre

5-10 Great Tower Street

London

EC3P 3HX

March 2007

Dear Sirs

[●] MARITIME CORP. (the “Company”)

We acknowledge receipt of a Notice of Assignment to Refund Guarantor from the Company dated               March 2007 which notified us that the Company has authorized you to receive interests and rights except the right for making demand which shall remain with the Company under or in connection with a guarantee dated               March 2007 issued by us in respect of a shipbuilding contract (as supplemented and/or amended from time to time, the “Shipbuilding Contract”) entered into by the Company with China Communications Construction Company Ltd and Nantong Yahua Shipbuilding Co. Ltd. (together the “Seller”) in respect of Hull No. NYHS[●], which guarantee as from time to time varied, supplemented or replaced is referred to below as the “Refund Guarantee”.

We hereby give our consent to the Notice of Assignment and agree that all sums which become due and payable under the Refund Guarantee in accordance with the terms and conditions of the Shipbuilding Contract shall be paid to you upon our receipt of the Company’s demand in accordance with the terms of the Refund Guarantee.

This acknowledgement shall not become effective until the Seller’s receipt of the 1st instalment of the contract price payable under the Shipbuilding Contract and a written statement from the Payment Guarantor in the form set out in the Appendix hereto.

We confirm that no consents, authorisations or permissions are required from any authority, person or body in the People’s Republic of China to enable us to effect payment under the Refund Guarantee to the Bank.

Yours faithfully

for and on behalf of

BANK OF COMMUNICATIONS, BEIJING BRANCH

Dated:                                      2007

APPENDIX

Letterhead of The Royal Bank of Scotland plc (Payment Guarantor)

To:	(1)	China Communications Construction Company Ltd

No. C88, An Ding Men Wai Street

Beijing

10011

The People’s Republic of China

(2)	Nantong Yahua Shipbuilding Co. Ltd. 1# Hongzha Road

Jinweigang

Nantong-Jiangsu

P.C. 226361

The People’s Republic of China

cc:	Bank of Communications

Beijing Branch

Date:                           2007

Dear Sirs,

Re: Our Payment Guarantee No.

We refer to our Letter of Guarantee No. __________ (“Payment Guarantee”) issued in favour of China Communications Construction Company Ltd and Nantong Yahua Shipbuilding Co. Ltd. (together “Seller”) under a Shipbuilding Contract dated 24 February 2007 (as supplemented and/or amended from time to time, the “Contract”) in respect of Hull No. NYHS[●] between the Seller and [●] Maritime Corp. (the “Buyer”).

We acknowledge our receipt of the Notice of Assignment issued by the Buyer advising of the assignment deed (the “Assignment”) dated March 2007, by which the Buyer has assigned all its rights and benefits to The Royal Bank of Scotland plc acting through its office at Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX (“Assignee”).

We hereby give our consent to and agree with the Assignment as set out above.

We confirm that notwithstanding the Assignment as set out in the Assignment, the Payment Guarantee remains valid in favour of you and binding on ourselves in all respects.

Signed:

For and on behalf of

The Royal Bank of Scotland plc

APPENDIX B
FORM OF CORPORATE GUARANTEE

Date [●] 2007

TBS INTERNATIONAL LIMITED

as Guarantor

-and-

THE ROYAL BANK OF SCOTLAND plc

as Issuer

GUARANTEE

relating to a Guarantee Facility Agreement

dated [●] 2007

Watson, Farley & Williams
London

INDEX

Clause Page

1           INTERPRETATION [INSERT PAGE NUMBER]

2           GUARANTEE [INSERT PAGE NUMBER]

3           LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR[INSERT PAGE NUMBER]

4           EXPENSES [INSERT PAGE NUMBER]

5           ADJUSTMENT OF TRANSACTIONS [INSERT PAGE NUMBER]

6           PAYMENTS [INSERT PAGE NUMBER]

7           INTEREST [INSERT PAGE NUMBER]

8           SUBORDINATION [INSERT PAGE NUMBER]

9           ENFORCEMENT [INSERT PAGE NUMBER]

10           REPRESENTATIONS AND WARRANTIES [INSERT PAGE NUMBER]

11           UNDERTAKINGS [INSERT PAGE NUMBER]

12           JUDGMENTS AND CURRENCY INDEMNITY [INSERT PAGE NUMBER]

13           SET-OFF [INSERT PAGE NUMBER]

14           SUPPLEMENTAL [INSERT PAGE NUMBER]

15           ASSIGNMENT [INSERT PAGE NUMBER]

16           NOTICES [INSERT PAGE NUMBER]

17           INVALIDITY OF GUARANTEE FACILITY AGREEMENT[INSERT PAGE NUMBER]

18           GOVERNING LAW AND JURISDICTION [INSERT PAGE NUMBER]

EXECUTION PAGE [INSERT PAGE NUMBER]

  RBS Guarantee (2).doc

THIS GUARANTEE is made on [●]

BETWEEN

(1)	TBS INTERNATIONAL LIMITED, a company incorporated in Bermuda whose principal office is at Suite 306, Commerce Building, One Chancery Lane, Hamilton HM12, Bermuda (the “Guarantor”); and

(2)
THE ROYAL BANK OF SCOTLAND plc, a company incorporated in Scotland, acting through its office at Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX (the “Issuer”, which expression includes its successors and assigns).

BACKGROUND

(A)
By a guarantee facility agreement dated [●] 2007 and made between (i) Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp. as joint and several Obligors and (ii) the Issuer it was agreed that the Issuer would make available to the Obligors a guarantee facility of up to US$84,000,000.

(B)	The execution and delivery to the Issuer of this Guarantee is one of the conditions precedent to the availability of the guarantee facility under the said Guarantee Facility Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions.

  Words and expressions defined in the Guarantee Facility Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2	Construction of certain terms.

  In this Guarantee:

“bankruptcy” includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country;

“Guarantee Facility Agreement” means the guarantee facility agreement referred to in Recital (A) and includes any existing or future amendments or supplements, whether made with the Guarantor’s consent or otherwise.

1.3	Application of construction and interpretation provisions of Guarantee Facility Agreement.

  Clause 1.2 and 1.5 of the Guarantee Facility Agreement apply, with any necessary modifications, to this Guarantee.

2	GUARANTEE

2.1	Guarantee and indemnity.

  The Guarantor unconditionally and irrevocably:

(a)	guarantees the due payment of all amounts payable by the Obligors under or in connection with the Guarantee Facility Agreement and every other Finance Document;

(b)	undertakes to pay to the Issuer, on the Issuer’s demand, any such amount which is not paid by the Obligors when due and payable; and

(c)
fully indemnifies the Issuer on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Issuer as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Issuer would otherwise have been entitled to recover.

2.2	No limit on number of demands.

  The Issuer may serve more than one demand under Clause 2.1.

3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

3.1	Principal and independent debtor.

  The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of rights and defences.

  Without limiting the generality of Clause 3.1, the Guarantor shall neither be discharged by, nor have any claim against the Issuer in respect of:

(a)	any amendment or supplement being made to the Finance Documents;

(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents;

(c)	any release or loss (even though negligent) of any right or Security Interest created by the Finance Documents;

(d)
any failure (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)	any other Finance Document or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

4	EXPENSES

4.1	Costs of preservation of rights, enforcement etc.

  The Guarantor shall pay to the Issuer on its demand the amount of all expenses incurred by the Issuer in connection with any matter arising out of this Guarantee, including any advice, claim or proceedings relating to this Guarantee.

4.2	Fees and expenses payable under Guarantee Facility Agreement.

  Clause 4.1 is without prejudice to the Guarantor’s liabilities in respect of the Obligors’ obligations under clause 14 of the Guarantee Facility Agreement (fees and expenses) and under similar provisions of other Finance Documents.

5	ADJUSTMENT OF TRANSACTIONS

5.1	Reinstatement of obligation to pay.

  The Guarantor shall pay to the Issuer on its demand any amount which the Issuer is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of an Obligor or of another Security Party (or similar person) on the ground that the Guarantee Facility Agreement, or a payment by an Obligor or of another Security Party, was invalid or on any similar ground.

6	PAYMENTS

6.1	Method of payments.

  Any amount due under this Guarantee shall be paid:

(a)	in immediately available funds;

(b)	to such account as the Issuer may from time to time notify to the Guarantor;

(c)	without any form of set-off, cross-claim or condition; and

(d)	free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.

6.2	Grossing-up for taxes.

  If the Guarantor is required by law to make a tax deduction, the amount due to the Issuer shall be increased by the amount necessary to ensure that the Issuer receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

6.3	Tax Credits.

  The provisions of Clause 16.4 of the Guarantee Facility Agreement shall apply to this Guarantee and in relation to any increased payments made by the Guarantor under Clause 6.2 as if the same were set out in full herein with the necessary changes.

7	INTEREST

7.1	Accrual of interest.

  Any amount due under this Guarantee shall carry interest after the second Business Day following the date on which the Issuer demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Guarantee Facility Agreement.

7.2	Calculation of interest.

  Interest under this Guarantee shall be calculated and accrue in the same way as interest under clause 6 of the Guarantee Facility Agreement.

7.3	Guarantee extends to interest payable under Guarantee Facility Agreement.

  For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Guarantee Facility Agreement, including that payable under clause 6 of the Guarantee Facility Agreement.

8	SUBORDINATION

8.1	Subordination of rights of Guarantor.

  All rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against an Obligor, any other Security Party or their respective assets shall be fully subordinated to the rights of the Issuer under the Finance Documents; and in particular, the Guarantor shall not:

(a)
claim, or in a bankruptcy of any Obligor or any other Security Party prove for, any amount payable to the Guarantor by an Obligor or any other Security Party, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;

(c)	claim to set-off any such amount against any amount payable by the Guarantor to an Obligor or any other Security Party; or

(d)	claim any subrogation or other right in respect of any Finance Document or any sum received or recovered by the Issuer under a Finance Document.

9	ENFORCEMENT

9.1	No requirement to commence proceedings against Obligors.

  The Issuer will not need to commence any proceedings under, or enforce any Security Interest created by, the Guarantee Facility Agreement or any other Finance Document before claiming or commencing proceedings under this Guarantee.

9.2	Conclusive evidence of certain matters.

  However, as against the Guarantor:

(a)	any judgment or order of a court in England or the Marshall Islands in connection with the Guarantee Facility Agreement; and

(b)	any statement or admission of an Obligor in connection with the Guarantee Facility Agreement,

shall be binding and conclusive as to all matters of fact and law to which it relates.

9.3	Suspense account.

  The Issuer may, for the purpose of claiming or proving in a bankruptcy of an Obligor or any other Security Party, place any sum received or recovered under or by virtue of this Guarantee on a separate suspense or other interest bearing nominal account without applying it in satisfaction of the Obligors’ obligations under the Guarantee Facility Agreement.

10	REPRESENTATIONS AND WARRANTIES

10.1	General.

  The Guarantor represents and warrants to the Issuer as follows.

10.2	Status.

  The Guarantor is duly incorporated and validly existing and in good standing under the laws of Bermuda.

10.3	Corporate power.

  The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute this Guarantee; and

(b)	to make all the payments contemplated by, and to comply with this Guarantee.

10.4	Consents in force.

  All the consents referred to in Clause 10.3 remain in force and nothing to the best of the Guarantor’s knowledge and belief has occurred which makes any of them liable to revocation.

10.5	Legal validity.

  This Guarantee constitutes the Guarantor’s legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms subject to any relevant insolvency laws affecting creditors’ rights generally and subject to any qualifications as to matters of law which are specifically referred to in any legal opinion delivered to the Agent pursuant to Schedule 2 of the Guarantee Facility Agreement.

10.6	No conflicts.

  The execution by the Guarantor of this Guarantee and its compliance with this Guarantee to which it is a party will not involve or lead to a contravention of

(a)	any law or regulation in force at the date of this Guarantee; or

(b)	the constitutional documents of the Guarantor; or

(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

10.7	No withholding taxes.

  No tax is imposed in any jurisdiction in which the Guarantor is ordinarily resident for tax by way of withholding or deduction on any payment to be made under this Guarantee.

10.8	No default.

  To the knowledge of the Guarantor, no Event of Default or Potential Event of Default has occurred and is continuing.

10.9	Information.

  All information which has been provided in writing by or on behalf of the Guarantor to the Issuer in connection with any Finance Document was to the best of the Guarantor’s knowledge and belief true and not misleading as at the time it was given; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.4; and there has been no material adverse change in the financial position or state of affairs of the Guarantor from that disclosed in the latest of those accounts.

10.10	No litigation.

  No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Guarantor’s financial position or profitability.

11	UNDERTAKINGS

11.1	General.

  The Guarantor undertakes with the Issuer to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Issuer may otherwise permit.

11.2	Information provided to be accurate.

  All financial and other information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee will, to the best of the Guarantor’s knowledge and belief, be true and not misleading and will not omit any material fact or consideration which, if disclosed, would reasonably be expected to adversely affect the decision of a person considering whether to enter into the Guarantee Facility Agreement.

11.3	Provision of financial statements.

  The Guarantor will send to the Issuer:

(a)	as soon as possible, but in no event later than 120 days after the end of each financial year of the Guarantor, the annual audited accounts of the Guarantor and its consolidated subsidiaries; and

(b)
as soon as possible, but in no event later than 30 days after the end of each quarter in each financial year of the Guarantor the unaudited consolidated accounts of the Guarantor and its consolidated subsidiaries which are certified as to their correctness by its chief financial officer.

11.4	Form of financial statements.

  All accounts (audited and unaudited) delivered under Clause 11.3 will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles of the U.S.A. consistently applied;

(b)	give a true and fair view of the financial condition of the Guarantor and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Guarantor and its subsidiaries.

11.5	Shareholder and creditor notices.

  The Guarantor will send the Issuer, at the same time as they are despatched, copies of all communications which are despatched to the Guarantor’s shareholders or creditors or any class of them.

11.6	Consents.

  The Guarantor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Issuer of, all consents required:

(a)	for the Guarantor to perform its obligations under this Guarantee;

(b)	for the validity or enforceability of this Guarantee;

and the Guarantor will comply with the terms of all such consents.

11.7	Further assurance.

  The Guarantor will:

(a)	at its own cost, do all that it reasonably can to ensure that this Guarantee validly creates the obligations which it purports to create; and

(b)
without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol this Guarantee with any applicable court or authority, pay any applicable stamp, registration or similar tax in respect of this Guarantee, give any notice or take any other step which may be or become necessary or desirable for this Guarantee to be valid, enforceable or admissible in evidence.

11.8	Notification of litigation.

  The Guarantor will provide the Issuer with details of any legal or administrative action involving the Guarantor promptly upon becoming aware of the same where such legal or administrative action might, if adversely determined, have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guarantee.

11.9	Notification of default.

  The Guarantor will notify the Issuer as soon as the Guarantor becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred and is continuing;

and will thereafter keep the Issuer fully up-to-date with all developments.

11.10	Maintenance of status.

  The Guarantor will maintain its separate corporate existence and remain in good standing under the laws of Bermuda.

11.11	No disposal of assets, change of business.

  The Guarantor will not:

(a)
transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except in the usual course of its trading operations; or

(b)	make any substantial change to the nature of its business from that existing at the date of this Guarantee.

11.12	No merger etc.

  The Guarantor shall not, and shall procure that none of its subsidiaries will, enter into any form of merger, sub-division, amalgamation or other reorganisation.

11.13	Chief Executive Office.

  The Guarantor will maintain is chief executive office, and keep its corporate documents and records, at Suite 306, Commerce Building, One Chancery Lane, Hamilton HM12, Bermuda.

12	JUDGMENTS AND CURRENCY INDEMNITY

12.1	Judgments relating to Guarantee Facility Agreement.

  This Guarantee shall cover any amount payable by the Obligors under or in connection with any judgment relating to the Guarantee Facility Agreement.

12.2	Currency indemnity.

  In addition, clause 15.4 (currency indemnity) of the Guarantee Facility Agreement shall apply, with any necessary adaptations, in relation to this Guarantee.

13	SET-OFF

13.1	Application of credit balances.

  The Issuer may without prior notice following the occurrence of an Event of Default which is continuing:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Guarantor at any office in any country of the Issuer in or towards satisfaction of any sum then due from the Guarantor to the Issuer under this Guarantee; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Guarantor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Issuer considers appropriate.

13.2	Existing rights unaffected.

  The Issuer shall not be obliged to exercise any of its rights under Clause 13.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Issuer is entitled (whether under the general law or any document).

14	SUPPLEMENTAL

14.1	Continuing guarantee.

  This Guarantee shall remain in force as a continuing security at all times during the Security Period.

14.2	Rights cumulative, non-exclusive.

  The Issuer’s rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

14.3	No impairment of rights under Guarantee.

  If the Issuer omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Issuer under this Guarantee.

14.4	Severability of provisions.

  If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

14.5	Guarantee not affected by other security.

  This Guarantee shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Issuer may now or later hold in connection with the Guarantee Facility Agreement.

14.6	Guarantor bound by Guarantee Facility Agreement.

  The Guarantor agrees with the Issuer to be bound by all provisions of the Guarantee Facility Agreement which are applicable to the Security Parties in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee.

14.7	Applicability of provisions of Guarantee to other rights.

  Clauses 3 and 17 shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 and 17), being an agreement referring to this Guarantee.

14.8	Third party rights.

  A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

15	ASSIGNMENT

15.1	Assignment by Issuer.

  The Issuer may assign its rights under and in connection with this Guarantee to the same extent as it may assign its rights under the Guarantee Facility Agreement.

16	NOTICES

16.1	Notices to Guarantor.

  Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or fax at:

TBS International Limited

Suite 306 Commerce Building

One Chancery Lane

Hamilton HM12

Bermuda

Fax No: +44 1 295 4957

or to such other address which the Guarantor may notify to the Issuer.

16.2	Application of certain provisions of Guarantee Facility Agreement.

  Clauses 22.3, 22.4 and 22.5 of the Guarantee Facility Agreement apply to any notice or demand under or in connection with this Guarantee.

16.3	Validity of demands.

  A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Obligors under the Guarantee Facility Agreement;

(b)	at the same time as the service of a notice under clause 13.2 (events of default) of the Guarantee Facility Agreement;

and a demand under this Guarantee may refer to all amounts payable under or in connection with the Guarantee Facility Agreement without specifying a particular sum or aggregate sum.

16.4	Notices to Issuer.

  Any notice to the Issuer under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Issuer under the Guarantee Facility Agreement.

17	INVALIDITY OF GUARANTEE FACILITY AGREEMENT

17.1	Invalidity of Guarantee Facility Agreement.

  In the event of:

(a)
the Guarantee Facility Agreement now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(b)
without limiting the scope of paragraph (a), a bankruptcy of an Obligor, the introduction of any law or any other matter resulting in an Obligor being discharged from liability under the Guarantee Facility Agreement, or the Guarantee Facility Agreement ceasing to operate (for example, by interest ceasing to accrue);

this Guarantee shall cover any amount which would have been or become payable under or in connection with the Guarantee Facility Agreement if the Guarantee Facility Agreement had been and remained entirely valid, legal and enforceable, or that Obligor had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and that Obligor had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by the Obligors under or in connection with the Guarantee Facility Agreement shall include references to any amount which would have so been or become payable as aforesaid.

17.2	Invalidity of Finance Documents.

  Clause 17.1 also applies to each of the other Finance Documents to which the Obligor are a party.

18	GOVERNING LAW AND JURISDICTION

18.1	English law.

  This Guarantee shall be governed by, and construed in accordance with, English law.

18.2	Exclusive English jurisdiction.

  Subject to Clause 18.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee.

18.3	Choice of forum for the exclusive benefit of the Issuer.

  Clause 18.2 is for the exclusive benefit of the Issuer, which reserves the rights:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Guarantee in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Guarantor shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Guarantee.

18.4	Process agent.

  The Guarantor irrevocably appoints Curtis Davis Garrard LLP at its registered office for the time being, presently at Waterview House, Roundwood Avenue, Stockley Park, Uxbridge UB11 1AU, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Guarantee.

18.5	Issuer’ rights unaffected.

  Nothing in this Clause 18 shall exclude or limit any right which the Issuer may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.6	Meaning of “proceedings”.

  In this Clause 18, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS GUARANTEE has been entered into on the date stated at the beginning of this Guarantee.

  RBS Guarantee (2).doc

 EXECUTION PAGE
GUARANTOR
SIGNED by for and on behalf of TBS INTERNATIONAL LIMITED in the presence of:	) ) ) )
ISSUER
SIGNED by for and on behalf of THE ROYAL BANK OF SCOTLAND plc in the presence of:	) ) ) ) )

APPENDIX C
FORM OF GUARANTEE

IRREVOCABLE PAYMENT LETTER OF GUARANTEE
FOR THE 2nd, 3rd and 4th INSTALMENTS

From:	The Royal Bank of Scotland plc

To:	China Communications Construction Company Ltd. ("CCCC");

Date:

Dear Sirs,

1.           In consideration of your entering into a Shipbuilding Contract dated 24 February 2007 (the "Shipbuilding Contract") with Nantong Yahua Shipbuilding Co., Ltd. of 1# Hongzha Road, Jiuweigang, Nantong, Jiangsu P.C. 226361 (the "BUILDER") and [●] Maritime Corp. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as the buyer (the "BUYER") for the construction of one (1) multi-purpose vessel known as the Builder's Hull No. NYHS[●] (the "VESSEL"), we, The Royal Bank of Scotland plc acting through the Shipping Business Centre, 5-10 Great Tower Street, London EC3R 3HX, hereby IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as the primary obligor and not merely as the surety, the due, and punctual payment by the BUYER, as and when the same shall fall due, of each and all of the 2nd, 3rd and 4th instalments (the "Instalments" and each, an "Instalment") of the Contract Price amounting to a total sum of United States Dollars twenty one million (US$ 21,000,000) as specified in (2) below, being part of a total Contract Price of United States Dollars thirty five million four hundred and twenty thousand (US$ 35,420,000).  Terms used herein shall bear the same meaning as in the Shipbuilding Contract, a copy of which has been provided to us.

2.           The Instalments guaranteed hereunder, pursuant to the terms of the Shipbuilding Contract, comprise:

(a)
the 2nd Instalment in the amount of U.S. Dollars seven million only (US$ 7,000,000) payable by the BUYER within five (5) New York business days of the receipt by the BUYER of (i) the Refund Guarantee issued by the SELLER's Bank in respect of the 2nd, 3rd and 4th Instalments together with documentary evidence that this has been duly registered with the State Administration for Foreign Exchange ("SAFE") and (ii) a telefax notice attaching the Stage Certificate issued by you and the BUILDER in the form of the draft attached as Appendix A to the Overall Agreement, countersigned by the Classification Surveyor, certifying that the steel cutting of the first plate of the VESSEL in the BUILDER's Shipyard has commenced,

(b)
the 3rd Instalment in the amount of U.S. Dollars seven million only (US$ 7,000,000) payable by the BUYER within five (5) New York business days of the receipt by the BUYER of a telefax notice attaching the Stage Certificate issued by you and the BUILDER in the form of the draft attached as Exhibit D to the Shipbuilding Contract, countersigned by the Classification Society, certifying that the VESSEL's keel has been laid within the meaning of Article 2.3 of the Shipbuilding Contract; and

(c)
the 4th Instalment in the amount of U.S. Dollars seven million only (USD 7,000,000) payable by the BUYER within five (5) New York business days of the receipt by the BUYER of a telefax notice attaching the Stage Certificate issued by you and the BUILDER in the form of the draft attached as Exhibit D to the Shipbuilding Contract, countersigned by the Classification Surveyor, certifying that the VESSEL has been successfully launched.

PROVIDED HOWEVER that it is expressly understood and agreed that our maximum liability under this Letter of Guarantee shall at all times be limited to the aggregate of:

(a) the lesser of (i) United States Dollars fourteen million (USD 14,000,000) and (ii) the difference between the Contract Price and an amount corresponding to the aggregate of each Instalment payment made from time to time by the BUYER to the SELLER under the Shipbuilding Contract; and

(b) interest thereon as specified in paragraph 3 below.

For the avoidance of doubt, our liability under this Letter of Guarantee shall be limited to United States Dollars fourteen million (USD 14,000,000) plus interest thereon as specified in paragraph 3 below until such time as the BUYER pays the 3rd instalment of the Contract Price of the VESSEL, which shall reduce our liability under this Letter of Guarantee to United States Dollars seven million (USD 7 million) plus interest.  Our liability shall remain at United States Dollars seven million (USD 7 million) plus interest until the payment by the BUYER of the 4th instalment of the Contract Price, whereupon we shall have no further liability to you under this Letter of Guarantee whatsoever.

3.           We also IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as primary obligor and not merely as surety, the due and punctual payment by the BUYER of interest on each Instalment guaranteed hereunder at the rate of five percent (5%) per annum from and including the first day after the date this Instalment fell due under the Shipbuilding Contract until the date of full payment by us of such amount guaranteed hereunder.

4.           In the event that the BUYER fails to punctually pay any Instalment guaranteed hereunder or the BUYER fails to pay any interest thereon, and such default continues for a period of fifteen (15) calendar days from the date of notice thereof from yourselves to the BUYER, then, upon receipt by us of your first written demand, we shall pay to you or your Assignee duly notified in your demand, within fifteen (15) calendar days all unpaid 2nd, 3rd and 4th Instalments, together with the interest as specified in paragraph (3) hereof, without requesting you to take any or further action, procedure or step against the BUYER or with respect to any other security which you may hold, provided that:

(a) Your demand is accompanied by an original of the relevant Stage Certificate(s) referred to in paragraph 2 above, issued in compliance with the Stage Certificate formalities stated in the Overall Agreement or Shipbuilding Contract, as the case may be; and

(b) Your demand is made not earlier than 20 days after receipt by us of a valid Refund Guarantee duly registered with SAFE in respect of each Instalment claimed under your demand, issued in compliance with the requirements of the Shipbuilding Contract.

5.           Any payment by us under this Letter of Guarantee shall be made in United States Dollars by telegraphic transfer to , as receiving bank nominated by you for credit to the account of you with Bank of Communications (Beijing Branch), the People's Republic of China or through such other receiving bank to be nominated in writing by you from time to time, in favour of you or your Assignee.

6.           Our obligations under this Letter of Guarantee shall not be affected or prejudiced by any dispute between you as the SELLER and the BUYER under the Shipbuilding Contract or by the BUILDER's delay in the construction and/or delivery of the VESSEL due to whatever causes or by any variation or extension of their terms thereof or by any security or other indemnity now or hereafter held by you in respect thereof, or by any time or indulgence granted by you or any other person in connection therewith, or by any invalidity or unenforceability of the terms thereof.

7.           Any claim or demand shall be in writing signed by one of your officers and may be served on us for the attention of the Letter of Guarantee Department either by authenticated SWIFT message via Bank of Communications (Beijing Branch), or by hand, or by post and if sent by post to 33 Jin Rong Street, Xicheng District, Beijing 100032, The People's Republic of China (or such other address as we may notify to you in writing).

8.           This Letter of Guarantee shall come into full force and effect upon delivery to you of this Letter of Guarantee and shall continue in force and effect until the earliest of the following:

(a) the date on which the VESSEL is delivered to and accepted by the BUYER; or

(b) the date on which full payment of the 2nd, 3rd and 4th Instalments together with the aforesaid interest shall have been made to you by the BUYER or ourselves,

whichever first occurs; or

(c) the date on which the Shipbuilding Contract has been rescinded in compliance with its terms; or

(d) [●].

However, in the event that by [●] (i) the Vessel has not been successfully launched or (ii) the full payment of the 2nd, 3rd and 4th Instalments together with interest has not been made to you by the BUYER or ourselves or (iii) the Shipbuilding Contract has not been rescinded in compliance with its terms, then the validity of this Letter of Guarantee shall be automatically extended until [●].

9.           All payments by us under this Letter of Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same.  In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholdings shall equal the amount which would have been received had no such deduction or withholding been required to be made.

10.           We hereby confirm that you may assign this Letter of Guarantee to your financiers by way of security.  No other assignment of your rights under this Letter of Guarantee shall be permissible without our prior written consent, such consent not to be unreasonably withheld.  In any event, the right for making a demand under this Letter of Guarantee shall exclusively remain with you.  The term "Assignee" where used in this Letter of Guarantee shall be construed by reference to this paragraph 10.

11.           This Letter of Guarantee shall be construed in accordance with and governed by the laws of England: We hereby submit to the exclusive jurisdiction of the English courts for the purposes of any legal action or proceedings in connection with this Letter of Guarantee.

12.           As soon as this Letter of Guarantee expires as aforesaid, you shall return the same to us without any request or demand from us.

IN WITNESS WHEREOF, we have caused this Letter of Guarantee to be executed and delivered by our duly authorized representative the day and year above written.

Very Truly Yours,

For The Royal Bank of Scotland plc

By:

(Signature)

Name:

Title:

APPENDIX D
FORM OF INTERCREDITOR AGREEMENT

Date                 March 2007

ARGYLE MARITIME CORP.

CATON MARITIME CORP.

DORCHESTER MARITIME CORP.

LONGWOODS MARITIME CORP.

McHENRY MARITIME CORP.

SUNSWYCK MARITIME CORP.

as Owners

-and-

THE ROYAL BANK OF SCOTLAND plc

as Security Trustee

-and-

THE ROYAL BANK OF SCOTLAND plc

as Issuer

INTERCREDITOR DEED

relating to pre-delivery security granted by the Owners

in respect of Hull Nos NYH5200720, NYH5200721, NYH5200722,

NYK5200723, NYK5200724 and NYH5200725 at Yahua Shipyard

Watson, Farley & Williams
London

INDEX

Clause Page

1           DEFINITIONS AND INTERPRETATION [INSERT PAGE NUMBER]

2           REPRESENTATIONS AND WARRANTIES [INSERT PAGE NUMBER]

3           RANKING OF SECURITY [INSERT PAGE NUMBER]

4           AMENDMENTS TO THE LOAN AGREEMENT AND GUARANTEE FACILITY AGREEMENT [INSERT PAGE NUMBER]

5           TRANSFER OF RIGHTS AND OBLIGATIONS UNDER THE LOAN AGREEMENT AND GUARANTEE FACILITY AGREEMENT [INSERT PAGE NUMBER]

6           NOTICES [INSERT PAGE NUMBER]

7           MISCELLANEOUS [INSERT PAGE NUMBER]

8           LAW AND JURISDICTION [INSERT PAGE NUMBER]

EXECUTION PAGE [INSERT PAGE NUMBER]

THIS DEED is made on                                                      March 2007

BETWEEN

(1)
ARGYLE MARITIME CORP. (“Owner A”), CATON MARITIME CORP. (“Owner B”), DORCHESTER MARITIME CORP. (“Owner C”), LONGWOODS MARITIME CORP. (“Owner D”), McHENRY MARITIME CORP. (“Owner E”), and SUNSWYCK MARITIME CORP. (“Owner F”), each a corporation organised and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (together the “Owners” and individually an “Owner”);

(2)	THE ROYAL BANK OF SCOTLAND plc acting through its office at Level 5, 135 Bishopsgate, London EC2M 3UR (the “Security Trustee”);

(3)	THE ROYAL BANK OF SCOTLAND plc acting through the Shipping Business Centre, 5-10 Great Tower Street, London EC3R 3HX (the “Issuer”);

BACKGROUND

(A)
By a loan agreement (the “Loan Agreement”) dated       March 2007 and made between (i) the Owners as joint and several borrowers (ii) the banks and financial institutions listed in Schedule 1 thereto (the “Lenders”) (iii) The Royal Bank of Scotland plc as mandated lead arranger (iv) The Royal Bank of Scotland plc as bookrunner, agent and swap bank and (iv) the Security Trustee, the Lenders have agreed subject to the terms and conditions specified therein to make a $150,000,000 term loan facility available to the Owners for the purpose of part financing the acquisition cost of each of six newbuilding multipurpose carriers being built in Yahua Shipyard, China having hull nos. NYH5200720, NYH5200721, NYH5200722, NYH5200723, NYH5200724 and NYH5200725 (hereinafter referred to as “Ship A”, “Ship B”, “Ship C”, “Ship D”, “Ship E” and “Ship F” respectively and together the “Ships” and singly a “Ship”);

(B)	Pursuant to the Loan Agreement:

(i)
Owner A has or shall execute in favour of the Security Trustee a pre-delivery security assignment assigning its rights under the shipbuilding contract and refund guarantees in respect of Ship A (the “Ship A Loan Agreement Pre-delivery Security Assignment”);

(ii)
Owner B has or shall execute in favour of the Security Trustee a pre-delivery security assignment assigning its rights under the shipbuilding contract and refund guarantees in respect of Ship B (the “Ship B Loan Agreement Pre-delivery Security Assignment”);

(iii)
Owner C has or shall execute in favour of the Security Trustee a pre-delivery security assignment assigning its rights under the shipbuilding contract and refund guarantees in respect of Ship C (the “Ship C Loan Agreement Pre-delivery Security Assignment”);

(iv)
Owner D has or shall execute in favour of the Security Trustee a pre-delivery security assignment assigning its rights under the shipbuilding contract and refund guarantees in respect of Ship D (the “Ship D Loan Agreement Pre-delivery Security Assignment”);

(v)
Owner E has or shall execute in favour of the Security Trustee a pre-delivery security assignment assigning its rights under the shipbuilding contract and refund guarantees in respect of Ship E (the “Ship E Loan Agreement Pre-delivery Security Assignment”);

(vi)
Owner F has or shall execute in favour of the Security Trustee a pre-delivery security assignment assigning its rights under the shipbuilding contract and refund guarantees in respect of Ship F (the “Ship F Loan Agreement Pre-delivery Security Assignment” and together with the Ship A Loan Agreement Pre-delivery Security Assignment, the Ship B Loan Agreement Pre-delivery Security Assignment, the Ship C Loan Agreement Pre-delivery Security Assignment, the Ship D Loan Agreement Pre-delivery Security Assignment, the Ship E Loan Agreement Pre-delivery Security Assignment and the “Loan Agreement Pre-delivery Security Assignments” and singly a “Loan Agreement Pre-delivery Security Assignment”);

(C)
By a guarantee facility agreement (the “Guarantee Facility Agreement”) dated    March 2007 and made between (i) the Owners as joint and several obligors (ii) the Issuing Bank, the Issuing Bank has agreed subject to the terms and conditions specified therein to make a $84,000,000 guarantee facility available to the Owners for the purpose of providing performance guarantees in relation to the payment of the second, third and fourth scheduled stage payments payable under the shipbuilding contracts for each of the six Ships;

(D)	Pursuant to the Guarantee Facility Agreement:

(vii)
Owner A has or shall execute in favour of the Security Trustee a pre-delivery security assignment assigning its rights under the shipbuilding contract and refund guarantees in respect of Ship A (the “Ship A Guarantee Facility Agreement Pre-delivery Security Assignment”);

(viii)
Owner B has or shall execute in favour of the Security Trustee a pre-delivery security assignment assigning its rights under the shipbuilding contract and refund guarantees in respect of Ship B (the “Ship B Guarantee Facility Agreement Pre-delivery Security Assignment”);

(ix)
Owner C has or shall execute in favour of the Security Trustee a pre-delivery security assignment assigning its rights under the shipbuilding contract and refund guarantees in respect of Ship C (the “Ship C Guarantee Facility Agreement Pre-delivery Security Assignment”);

(x)
Owner D has or shall execute in favour of the Security Trustee a pre-delivery security assignment assigning its rights under the shipbuilding contract and refund guarantees in respect of Ship D (the “Ship D Guarantee Facility Agreement Pre-delivery Security Assignment”);

(xi)
Owner E has or shall execute in favour of the Security Trustee a pre-delivery security assignment assigning its rights under the shipbuilding contract and refund guarantees in respect of Ship E (the “Ship E Guarantee Facility Agreement Pre-delivery Security Assignment”);

(xii)
Owner F has or shall execute in favour of the Security Trustee a pre-delivery security assignment assigning its rights under the shipbuilding contract and refund guarantees in respect of Ship F (the “Ship F Guarantee Facility Agreement Pre-delivery Security Assignment” and together with the Ship A Guarantee Facility Agreement Pre-delivery Security Assignment, the Ship B Guarantee Facility Agreement Pre-delivery Security Assignment, the Ship C Guarantee Facility Agreement Pre-delivery Security Assignment, the Ship D Guarantee Facility Agreement Pre-delivery Security Assignment and the Ship E Guarantee Facility Agreement Pre-delivery Security Assignment, the “Guarantee Facility Agreement Pre-delivery Security Assignments, and singly a “Guarantee Facility Agreement Pre-delivery Security Assignment”);

(E)
The Security Trustee (on behalf of the Lenders) and the Issuer have agreed to share pari passu in the security created in favour of the Security Trustee under the Loan Agreement Pre-delivery Security Assignments and the security created in favour of the Issuer under the Guarantee Facility Agreement Pre-delivery Security Assignments.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Defined expressions.

  Words and expressions defined in the Loan Agreement and/or the Guarantee Facility Agreement have the same meaning when used in this Deed unless the context otherwise requires.

1.2	General Interpretation.

  In this Deed:

(a)
Clause headings are inserted for convenience only and shall not affect the construction of this Deed and, unless otherwise specified, all references to clauses and appendices are to clauses of, and appendices to, this Deed;

(b)	unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

(c)	references to persons include bodies corporate and unincorporate;

(d)	references to assets include property, rights and assets of every description;

(e)	references to any document are to be construed as references to such document as amended or supplemented from time to time; and

(f)	references to any enactment include re-enactments, amendments and extensions thereof.

2	REPRESENTATIONS AND WARRANTIES

2.1	General.

  Each party hereto (each a “Warrantor”) represents and warrants to the others as follows.

2.2	Status.

  It is duly incorporated and validly existing under the country of its incorporation.

2.3	Corporate power.

  It has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it, to execute and to comply with this Deed.

2.4	Consents in force.

  All the consents referred to in Clause 2.3 to the best of its knowledge and belief remain in force and nothing has occurred which makes any of them liable to revocation.

2.5	Legal validity.

  This Deed constitutes legal, valid and binding obligations enforceable against it in accordance with its terms subject to any relevant insolvency laws affecting creditors’ rights generally and subject to any qualifications as to matters of law which are specifically referred to in any legal opinion obtained by any party in relation hereto.

2.6	No conflicts.

  The execution by it of this Deed and its compliance with this Deed will not involve or lead to a contravention of:

(a)	any law or regulation in force at the date of this Agreement; or

(b)	its constitutional documents; or

(c)	any contractual or other obligation or restriction which is binding on it or any of its assets.

3	RANKING OF SECURITY

3.1	Ranking of security.

  Subject to the provisions of Clause 3.2, the Security Trustee (on behalf of the Lenders under the Loan Agreement) and the Issuer have agreed to share pari passu in the security created by the Loan Agreement Pre-delivery Security Assignments and the Guarantee Facility Pre-delivery Security Assignments so that:

(i)
upon the occurrence of an Event of Default which is continuing as defined in the Loan Agreement and the Security Trustee taking steps to enforce the security created by the Loan Agreement Pre-delivery Security Assignments the Issuer shall co-operate in relation to such enforcement and if required by the Security Trustee shall take similar steps to enforce the security created by the Guarantee Facility Pre-delivery Security Assignments; and

(ii)
upon the occurrence of an Event of Default which is continuing as so defined in the Guarantee Facility Agreement and the Issuer taking steps to enforce the security created by the Guarantee Facility Pre-delivery Security Assignments, the Security Trustee shall co-operate in relation to such enforcement and if required by the Security Trustee shall take similar steps to enforce the security created by the Loan Agreement Pre-delivery Security Assignments, and so that in each case the proceeds of realisation of that security shall be shared between the Lenders and the Issuer pro rata in relation to the amounts owing by the Owners under the Loan Agreement in respect of the pre-delivery Advances and the amounts owing by the Owners under the Guarantee Facility Agreement.

3.2	Cash Collateral.

  In the event cash collateral is provided to the Issuer in accordance with Clause 5.6 of the Guarantee Facility Agreement:

(a)	the Issuer shall not share in the proceeds of realisation of the security created by the Loan Agreement Pre-delivery Security Assignments;

(b)	none of the Security Trustee or the Lenders shall share in such cash collateral;

(c)	the Issuer shall not be obliged to take any steps to enforce the security created by the Guarantee Facility Pre-delivery Security Assignments.

3.3	Receipt of Proceeds

(a)
Any proceeds of the realisation of the security created by the Loan Agreement Pre-delivery Security Assignments received by the Security Trustee shall be held in trust for the Lenders and the Issuer and that part of the proceeds to which the Issuer is entitled pursuant to Clause 3.1 above shall be paid by the Security Trustee to the Issuer for application in accordance with Clause 12 of the Guarantee Facility Agreement and that part of the proceeds to which the Lenders are entitled pursuant to Clause 3.1 above shall be applied in accordance with Clause 17 of the Loan Agreement.

(b)
Any proceeds of realisation of the security created by the Guarantee Facility Agreement Pre-delivery Security Assignments received by the Issuer shall be held on trust for itself and the Lenders and that part of the proceeds to which the Lenders are entitled pursuant to Clause 3.1 above shall be paid by the Issuer to the Security Trustee for application in accordance with Clause 17 of the Loan Agreement and that part of the proceeds to which the Issuer is entitled pursuant to Clause 3.1 above shall be applied in accordance with Clause 12 of the Guarantee Facility Agreement.

4	AMENDMENTS TO THE LOAN AGREEMENT AND GUARANTEE FACILITY AGREEMENT

4.1	Amendments to the Loan Agreement.

  The Owners and the other Creditor Parties to the Loan Agreement may effect any form of variation and/or supplement to the Loan Agreement and the Finance Documents as defined thereunder without requiring any consent from the Issuer (but so that any increase to the loan facility thereunder shall rank in priority after any amounts owing under the Guarantee Facility Agreement for the purposes of the sharing arrangements under Clause 3.1).

4.2	No restrictions to the Guarantee Facility Agreement.

  The Owners and the Issuer may effect any form of variation and/or supplement to the Guarantee Facility Agreement and the Finance Documents as defined thereunder without requiring any consent from the Creditor Parties under the Loan Agreement (but so that any increase to the guarantee facility thereunder shall rank in priority after any amounts owing under the Loan Agreement for the purposes of the sharing arrangements under Clause 3.1).

5	TRANSFER OF RIGHTS AND OBLIGATIONS UNDER THE LOAN AGREEMENT AND GUARANTEE FACILITY AGREEMENT

5.1	Transfer of rights and obligations of Creditor Parties under the Loan Agreement and the Finance Documents (as defined thereunder).

  The Creditor Parties may transfer all or any of their rights and/or obligations under the Loan Agreement and the Finance Documents (as defined thereunder) without any consent from the Issuer provided that the transferee shall through the transfer arrangements under Clause 26 of the Loan Agreement becomes bound by this Deed.

5.2	Transfer of rights and obligation of Issuer under the Guarantee Facility Agreement and the Finance Documents (as defined thereunder).

  The Issuer may transfer all or any of its rights and/or obligations under the Guarantee Facility Agreement and the Finance Documents (as defined thereunder) without any consent from the Creditor Parties provided that the transferee undertakes to comply with the obligations of the Issuer under this Deed and in all other respects agrees to be bound by this Deed.

6	NOTICES

6.1	General.

  Unless otherwise specifically provided, any notice under or in connection with this Deed shall be given by letter or fax; and references in this Deed to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

6.2	Addresses for communications.

  A notice shall be sent:

(a)	to the Owners:	P.O. Box HM 2522

Hamilton HMGX

Bermuda

Fax No: +1 441 295 4957

Attn: William J. Can

with a copy to:	TBS Shipping Services Inc.

612 East Grassy Sprain Road

Yonkers, NY 10710 USA

Fax No: +1 914 961 5121

Attn: Ferdinand V. Lepere

(b)	to the Security Trustee:	The Royal Bank of Scotland plc

Level 5

135 Bishopsgate

London EC2M 3UR

Fax No: +44 207 207 085 4564

Att: Syndicated Loans Agency

(c)	to the issuer	The Royal Bank of Scotland plc

Shopping Business Centre

5-10 Great Tower Street

London EC3P 3UX 1

Fax No: +44 207 283 7538

or to such other address as the relevant party may notify the others.

6.3	Effective date of notices.

  Subject to Clauses 6.4 and 6.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

6.4	Service outside business hours.

  However, if under Clause 6.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 6.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

6.5	Illegible notices.

  Clauses 6.3 and 6.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

6.6	Valid notices.

  A notice under or in connection with this Deed shall not be invalid by reason that its contents or the manner of serving it does not comply with the requirements of this Deed if the failure to serve it in accordance with the requirements of this Deed has not caused any party to suffer any significant loss or prejudice.

6.7	English language.

  Any notice under or in connection with this Deed shall be in English.

6.8	Meaning of “notice”.

  In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

7	MISCELLANEOUS

7.1	Counterparty.

  This Deed may be executed in several counterparts, each of which shall be an original, but which together shall constitute but one and the same document.

7.2	Third party rights.

  Each of the Creditor Parties (as defined in the Loan Agreement) shall have the right to enforce the provisions of this Deed notwithstanding that it is not a party to this Deed by virtue of the Contracts (Rights of Third Parties) Act 1999.  Save for this a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

8	LAW AND JURISDICTION

8.1	English law.

  This Deed shall be governed by, and construed in accordance with, English law.

8.2	Exclusive English jurisdiction.

  Subject to Clause 8.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed.

8.3	Choice of forum for the exclusive benefit of the Security Trustee and the Issuer.

  Clause 8.2 is for the exclusive benefit of the Security Trustee and the Issuer, which reserve the right:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Deed in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

8.4	Process agent for Owners.

  Each Owner irrevocably appoints Curtis Davis Garrard LLP at its registered office for the time being, presently at Waterview House, 1 Roundwood Avenue, Stockley Park, Heathrow Airport, Uxbridge UB11 1AU, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Deed.

8.5	Security Trustee’s and Issuer’s rights unaffected.

  Nothing in this Clause 8 shall exclude or limit any right which the Security Trustee and the Issuer may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

8.6	Meaning of “proceedings”.

  In this Clause 8, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS DEED has been duly executed as a deed on the date stated at the beginning of this Deed.

 EXECUTION PAGE
OWNERS
EXECUTED AS A DEED by for and on behalf of ARGYLE MARITIME CORP. in the presence of:	) ) ) )
EXECUTED AS A DEED by for and on behalf of CATON MARITIME CORP. in the presence of:	) ) ) )
EXECUTED AS A DEED by for and on behalf of DORCHESTER MARITIME CORP. in the presence of:	) ) ) ) )
EXECUTED AS A DEED by for and on behalf of LONGWOODS MARITIME CORP. in the presence of:	) ) ) ) )
EXECUTED AS A DEED by for and on behalf of McHENRY MARITIME CORP. in the presence of:	) ) ) )
EXECUTED AS A DEED by for and on behalf of SUNSWYCK MARITIME CORP. in the presence of:	) ) ) )
SECURITY TRUSTEE EXECUTED AS A DEED by for and on behalf of THE ROYAL BANK OF SCOTLAND plc in the presence of:	) ) ) ) )
ISSUER EXECUTED AS A DEED by for and on behalf of THE ROYAL BANK OF SCOTLAND plc in the presence of:	) ) ) ) )